Exhibit 10.1

INVESTMENT AGREEMENT
by and between
FIRST NATIONAL BANK OF OMAHA
and
TOTAL SYSTEM SERVICES, INC.
Dated March 1, 2010

i

Exhibits and Schedules
Exhibits
Exhibit 1.1(a)(A) — Form of Acquiring Sponsorship Agreement
Exhibit 1.1(a)(B) — Form of Holdco LLC Agreement
Exhibit 1.1(a)(C-1) — Form of Lease Agreement (Synthetic Sites)
Exhibit 1.1(a)(C-2) — Form of Lease Agreement (Non-Synthetic Sites)
Exhibit 1.1(a)(D) — Form of Prepaid Card Sponsorship Agreement
Exhibit 1.1(a)(E) — Form of Transition Services Agreement
Exhibit 1.1(a)(F) — Form of Treasury Services Agreement
Exhibit 2.04(a) — Cash Expenditure Statement
Schedules
Schedule 1.1(a) — Affiliate Banks
Schedule 1.1(b) — Agent Bank Contracts
Schedule 1.1(c) — Assumed Liabilities
Schedule 1.1(e) — Critical Employees
Schedule 1.1(f) — Excluded Assets
Schedule 1.1(g) — Excluded Merchants
Schedule 1.1(h) — Excluded Services
Schedule 1.1(i) — Independent Sales Organization Contracts
Schedule 1.1(j) — Merchant Contracts
Schedule 1.1(k) — Prepaid Contracts
Schedule 1.1(l) — Seller Licensed Intellectual Property
Schedule 1.1(m) — Seller’s Knowledge
Schedule 1.1(n) — Third Party Referral Contracts
Schedule 1.1(o) — Transferred Equipment
Schedule 1.1(p) — Transferred Software
Schedule 1.1(q) — Transferred Trademarks
Schedule 3.3 — Seller and Company Required Consents and Approvals
Schedule 3.6(a) — Financial Statements
Schedule 3.6(b) — Operating Results
Schedule 3.7 — Litigation and Claims
Schedule 3.8(a) — Employee Information
Schedule 3.8(b) — Benefit Plans
Schedule 3.8(c) — Benefit Plan Compliance
Schedule 3.8(d) — Benefit Plans with Post-Employment Benefits
Schedule 3.8(e) — Benefit Plans Affected by Transactions
Schedule 3.8(g) — Benefit Plan Liabilities
Schedule 3.9 — Compliance with Laws
Schedule 3.10(a) — Intellectual Property
Schedule 3.10(c) — Exclusive Use
Schedule 3.10(j) — Transferred Software; other Material Software and Transferred Data
Schedule 3.11(d) — Labor
Schedule 3.12 — Certain Transferred Contracts
Schedule 3.13 — Absence of Changes

Schedule 3.14(b) — Terminals
Schedule 3.15 — Absence of Liabilities
Schedule 3.17(a) — Contested Taxes
Schedule 3.17(g) — Tax Extensions
Schedule 3.17(l) — Tax Sharing Agreements
Schedule 3.19(a) — Top Merchant Customers
Schedule 3.19(b) — Notices from Top Merchant Customers
Schedule 3.19(c) — Merchant Customer Contract Compliance
Schedule 3.19 (d) — Estimated 2009 Loss
Schedule 3.19 (e) — Effective Merchant Contracts
Schedule 3.19(f) — Prepaid Merchants
Schedule 3.20(a) — Top Prepaid Customers
Schedule 3.20(b) — Notices from Top Prepaid Customers
Schedule 3.20(c) — Prepaid Customer Contract Compliance
Schedule 3.21(a) — Top Referral Providers
Schedule 3.21(b) — Notices from Top Referral Providers
Schedule 3.21(c) — Third Party Referral Provider Contract Compliance
Schedule 3.22(a) — Independent Sales Organizations
Schedule 3.22(b) — Notices from Independent Sales Organizations
Schedule 3.22(c) — Independent Sales Organization Contract Compliance
Schedule 3.23 — Related Party Transactions
Schedule 3.24(b) — Security Breaches
Schedule 3.24(c) — Security Breaches Requiring Notification
Schedule 3.24(d) — Privacy Policies
Schedule 3.25 — Loss Run for Certain Insurance Claims
Schedule 3.30 — Credit and Customer Files
Schedule 4.3 — Buyer Required Approvals
Schedule 4.7 — Buyer Litigation and Claims
Schedule 5.5(a) — Applicable Employees
Schedule 7.2(c) — EBITDA Impact

v

INVESTMENT AGREEMENT
     THIS INVESTMENT AGREEMENT, dated March 1, 2010 (this “Agreement”), is by and between FIRST NATIONAL BANK OF OMAHA, a national banking association (“Seller”) and TOTAL SYSTEM SERVICES, INC., a corporation organized under the laws of the State of Georgia (“Buyer”). Other capitalized terms used in this Agreement are defined in Section 1.01 below.
WITNESSETH :
     WHEREAS, Seller is, directly and indirectly through its wholly-owned subsidiaries, SPC Inc., a Nebraska corporation doing business as “First National Merchant Solutions” (“SPC”), New SPC (as defined below), Holdco (as defined below) and Opco (as defined below), engaged in the merchant processing business, which includes (a) merchant processing services (including payment authorization, clearing and settlement for credit, debit, electronic funds transfer, electronic benefits transfer, and check authorization), (b) gift, private label, stored value and prepaid card processing, (c) certain payments related reselling services, (d) Terminal deployment services and (e) other value added services (including fraud detection, mitigation and management services) relating to the foregoing (collectively the “Business”); and
     WHEREAS, on or about February 25, 2010, prior to the execution of this Agreement, the following transactions occurred:
     (a) Seller formed FNMS Holding, LLC, a Delaware limited liability company (“Holdco”), by contributing $2,000,000 in cash to Holdco in exchange for the issuance to Seller of 100% of the Holdco LLC Interests;
     (b) Seller caused Holdco to form First National Merchant Solutions, LLC, a Delaware limited liability company (“Opco”), by causing Holdco to contribute $2,000,000 in cash to Opco in exchange for the issuance to Holdco of 100% of Opco LLC Interests;
     (c) Seller formed FN Merchant Partners, Inc., a Delaware corporation (“New SPC”) as a wholly-owned subsidiary by contributing two percent (2%) of the aggregate Holdco LLC Interests to New SPC;
     (d) Seller and New SPC entered into an initial limited liability company agreement for Holdco (the “Preclosing Holdco LLC Agreement”) reflecting their ownership of the Holdco LLC Interests; and
     WHEREAS, as soon as reasonably practicable after execution of this Agreement, and in any event at least one Business Day prior to the Closing contemplated by this Agreement, the following transactions shall occur:
     (a) Seller shall cause SPC to be merged with and into Opco (the “SPC Merger”), with title in the applicable Transferred Assets held by SPC immediately prior to the SPC Merger vesting in Opco by operation of law, with additional Holdco LLC Interests being issued to Seller as the merger consideration, and with Holdco continuing to own 100% of the Opco LLC Interests following the SPC Merger;

     (b) Seller shall contribute to Holdco, and then Holdco shall contribute to Opco (as an additional capital contribution), the applicable Transferred Assets held directly by Seller immediately prior to such contribution, and in exchange for such contribution, Holdco shall issue additional Holdco LLC Interests to Seller;
     (c) Seller shall contribute to New SPC a portion of the additional Holdco LLC Interests so received by Seller pursuant to the SPC Merger and the contribution of the Transferred Assets so that Seller continues to own ninety eight percent (98%) of the outstanding Holdco LLC Interests and New SPC continues to own two percent (2%) of outstanding Holdco LLC Interests; and
     WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, in the aggregate a 51% limited liability company interest in Holdco, as more particularly set forth in this Agreement; and
     WHEREAS, as part of and at the Closing, inter alia:
     (a) Buyer, Seller and New SPC shall cause the Preclosing Holdco LLC Agreement to be amended and restated in its entirety in the form of the Holdco LLC Agreement; and
     (b) Seller shall sell, transfer and convey to Buyer, and Buyer shall purchase from Seller, 51 Class A Units, representing 51% of the outstanding Units.
     WHEREAS, after the purchase by Buyer of the Class A Units, the Parties intend that Holdco will continue to be classified as a partnership for U.S. federal income tax purposes and that Opco will continue to be disregarded as an entity separate from Holdco for U.S. federal income tax purposes;
     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained in this Agreement, and for other good and valuable consideration, the parties agree as follows:
ARTICLE I
DEFINITIONS AND TERMS
     Section 1.01. Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below (including for purposes of the Recitals):
     “AAA” has the meaning set forth in Section 9.11(b).
     “Acquiring Sponsorship Agreement” means that certain Acquiring Sponsorship Agreement, substantially in the form attached hereto as Exhibit 1.1(a)(A).
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (it being understood and agreed that, for purposes of this Agreement, the Companies and SPC shall be deemed to be Affiliates of Seller and of New SPC only with respect to the period occurring on or prior to the Closing and with respect to the period occurring thereafter shall be deemed to be Affiliates of Buyer). For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
     “Affiliate Bank” means the selected banking entities as set forth on Schedule 1.1(a) that are controlling, controlled by or under common control with Seller, its parent, First National of Nebraska, Inc., Lauritzen Corporation, or any financial services entities controlled by the Lauritzen family. For purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”) means possessing, directly or indirectly, the power to direct or cause the direction of the management, policies or operations of an entity, whether through ownership of voting securities, by contract or otherwise.
     “Agent Bank Contract” means any agreement between Seller and/or SPC and an Agent Bank which is being assigned to Opco pursuant to the terms of this Agreement and the Assignment and Assumption Agreement, including the Agent Bank Contracts listed on Schedule 1.1(b).
     “Agent Banks” means any financial institution that procures Merchant Customers with portability of the Merchant Customer portfolio, excluding Third Party Referral Providers.
     “Agents” has the meaning set forth in Section 5.11(a).
     “Agreement” means this Investment Agreement, as amended or supplemented from time to time in accordance with its terms.
     “Ancillary Agreements” means collectively those agreements substantially in the forms set forth on Exhibits 1.1(a)(A) through (F) hereto and the FNNI Affiliate Bank Referral Agreement, the Lauritzen Affiliate Bank Referral Agreement, the Assignment and Assumption Agreement, the Corporate Services Agreement, the IP/Software License Agreement, the Processing Technology License Agreement, the Registration Rights Agreement, the Trademark License Agreement and the Tradename License Agreement, each of which are to be entered into at Closing or the Contribution, as applicable.
     “Applicable Employees” means the employees of the Business as identified by name, job title and job site location on Schedule 5.5(a). Seller shall furnish to Buyer an updated Schedule 5.5(a) not later than five Business Days prior to the Closing Date, which schedule shall indicate any newly hired employee of the Business and any employee of the Business whose employment has terminated following the date hereof.
     “Arbitration Dispute” means all disputes arising out of or relating to this Agreement or the breach, termination, or validity thereof, or the Parties’ performance, involving amounts less than One Million Dollars ($1,000,000.00) and excluding any action for specific performance or other equitable remedy arising out of or relating to Article II of this Agreement, Article VII of this

Agreement or any claims for fraud, intentional misrepresentation or an intentional and knowing breach of a covenant set forth in this Agreement.
     “Asset Identification Process” has the meaning set forth in Section 2.10.
     “Assignment and Assumption Agreement” means the Assignment and Assumption Agreement in form and substance mutually acceptable to Buyer and Seller which is to be entered into at Closing between Seller and Opco.
     “Assumed Liabilities” means (a) all Liabilities of the Business under the Transferred Contracts, other than those relating to or arising from any obligation under any such Transferred Contract by Seller or its Affiliates that arose prior to the Closing (regardless of whether such Liabilities are discovered and/or identified prior to or after the Closing) except with respect to any post-Closing obligation where performance is required pursuant to such Transferred Contract, Ancillary Agreement and/or any Card Association rule, (b) any other Liabilities of the Business set forth on Schedule 1.1(c), and (c) any other Liabilities of the Business that the Companies have expressly assumed or agreed to assume under this Agreement and the Ancillary Agreements.
     “Bank Card Association” means MasterCard International, Inc., VISA Inc., and their related international entities.
     “Bank Cards” means a credit card, charge card, debit card, prepaid card or similar instrument that is issued by a licensee of a Bank Card Association.
     “Benefit Plans” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other material profit-sharing, bonus, stock option, stock purchase, restricted stock units/shares, stock ownership, pension, retirement, severance, change of control, retention, deferred compensation, excess benefit, supplemental unemployment, post-retirement medical or life insurance, welfare, incentive, sick leave or other leave of absence, short- or long-term disability, salary continuation, medical, hospitalization, life insurance, other insurance plan, or other employee benefit plan, program or arrangement, including individual employment, severance, retention, change of control or similar agreements, maintained, sponsored or contributed to (or for which a contribution obligation exists) by Seller or its Affiliates (including affiliates within the meaning of Code Sections 414(b), (c), (m) or (o) or Section 4001(a)(14) of ERISA) and with respect to which either current or former employees, officers, independent contractors or directors of SPC, Holdco and Opco participate or SPC, Holdco or Opco have any direct or indirect Liability (whether contingent or otherwise).
     “Business” has the meaning set forth in the Recitals.
     “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Omaha, Nebraska or Atlanta, Georgia are authorized or obligated by Law or executive order to close.
     “Buyer” has the meaning set forth in the Preamble.
     “Buyer Indemnified Parties” has the meaning set forth in Section 7.02(a).

     “Buyer Required Approvals” means all consents, approvals, waivers, authorizations, notices and filings from or with a Government Entity that are required to be and are listed on Schedule 4.3.
     “Cap” has the meaning set forth in Section 7.02(b).
     “Card Associations” means (i) Bank Card Associations and (ii) Other Card companies (e.g. Discover Network, JCB, American Express Travel Related Services, Inc., Diners Club, Carte Blanche and debit card networks or links) and any other card association or similar entity with whom the Business may have a contract for processing and/or facilitating switching settlement of transaction media generated by holders of cards or similar instruments issued by licensees of such groups.
     “Cards” means Bank Cards and all Other Cards.
     “Cash Expenditure Statement” shall mean the pro forma statement attached hereto as Exhibit 2.04(a), which sets forth the estimated cash expenditures for the Business for the 150-day post-Closing period.
     “Cash Purchase Price” has the meaning set forth in Section 2.03(c).
     “Catastrophic Data Breach” means any actual breach of security and unauthorized access to personal information data, magnetic strip data, card account number and card verification value data or card account number and personal identification number data under the direct control of the Business (other than such breaches and access occurring in systems maintained by customers and/or service providers of such customers) where the compromise affects the protected data of 500,000 customers, suppliers, consumers and/or other similarly situated individuals in connection with any such particular breach and unauthorized access or series of related breaches or unauthorized access.
     “Chairman” has the meaning set forth in Section 9.11(b).
     “Change of Control” means any (i) merger, consolidation or other business combination of Holdco, Opco or such other subsidiary that results in the members of Holdco immediately before the consummation of such transaction holding, directly or indirectly, less than 50% of the interests in Holdco, Opco or such other subsidiary, as applicable (or the surviving entity) immediately following the consummation of such transaction, (ii) the transfer of Units representing 50% or more of the voting power of Holdco, Opco or such other subsidiary, to a Person or group of related Persons (other than Buyer and Seller and their respective affiliates), (iii) transaction in which a majority of the Board of Directors of Holdco following such transaction is comprised of Persons who are not designees of Buyer, Seller or their respective Affiliates or (iv) sale of all or substantially all of the assets of Holdco, Opco and such other subsidiaries.
     “Chargebacks” means the reversal of a Card transaction in accordance with the applicable Network Rules including any fees, costs and expenses of collection related thereto.
     “Claim Notice” has the meaning set forth in Section 7.05(a).
     “Class A Units” has the meaning set forth in the Holdco LLC Agreement.

     “Class B Units” has the meaning set forth in the Holdco LLC Agreement.
     “Closing” means the closing of the Sale Transaction.
     “Closing Cash Expenditure Statement” has the meaning set forth in Section 2.04(a).
     “Closing Date” means the date on which the Closing occurs.
     “COBRA Coverage” means the health continuation coverage required by Section 4980B of the Code and Part 6 of Title I of ERISA and the relevant provisions of the American Recovery and Reinvestment Act of 2009.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Companies” means Holdco and Opco.
     “Company Plans” has the meaning set forth in Section 5.05(b).
     “Company Required Approvals” means all consents, approvals, waivers, authorizations, notices and filings from or with a Government Entity with respect to the Companies that are required to be and are listed on Schedule 3.3.
     “Confidentiality Agreement” means the confidentiality letter agreement between First National of Nebraska, Inc. and Buyer, dated September 8, 2009.
     “Confidential Information” means the terms of this Agreement and the Ancillary Agreements, the negotiations relating to such agreements, and all documents and information obtained by a Party from the other Party in connection with the Transactions on or before the Closing Date, whether communicated orally or in any physical form, including without limitation, written documents, drawings, models, photographs, sketches, diskettes, magnetic tapes and other electromagnetic forms, concerning finances, technologies, formulae, data, business methods, business strategies, operational procedures, tax matters, business manuals, contracts, budgets, marketing plans, future expansion plans, relationships with third parties, customer lists and information, financial statements, present and proposed products, trade secrets, computer software programs and descriptions of functions and features of software, source code, information regarding suppliers, employees and affiliates and all other information which is provided hereunder, together with such portions of analyses, compilations, studies, or other documents, prepared by or for the Party receiving such information which is derived from information provided by the disclosing Party; provided, however, that “Confidential Information” shall not include information that: (a) is now or subsequently becomes generally available to the public through no fault or breach on the part of a Party receiving such Confidential Information; (b) a receiving Party can demonstrate to have had rightfully in its possession prior to disclosure by the disclosing Party; (c) is independently developed by a receiving party without the use of any Confidential Information of the disclosing Party; or (d) the receiving Party rightfully obtains from a third party who can demonstrate to the receiving Party that such third party has the right to transfer or disclose the Confidential Information.
     “Contribution” has the meaning set forth in Section 2.01(a)(ii).

     “Copyrights” has the meaning set forth in the “Intellectual Property” definition.
     “Corporate Services Agreement” means the Corporate Services Agreement in form and substance mutually acceptable to Buyer and Seller which is to be entered into at Closing between Seller and Opco.
     “CPA Firm” means an internationally recognized “Big Four” firm of independent certified public accountants designated jointly by Seller and Buyer.
     “Credit Loss” means a Loss resulting from the failure by a Merchant Customer to timely pay amounts owed by it under a Merchant Contract, other than amounts owed by reason of a Chargeback, and the fees, costs and expenses of collection related thereto. For the avoidance of doubt, a settlement advance for which cleared funds are not received from the applicable Card Association or other settlement system and which is not otherwise repaid by the relevant Merchant Customer or recoverable as a Chargeback shall be considered a Credit Loss.
     “Critical Employees” means those employees of the Business set forth on Schedule 1.1(e).
     “Deductible” has the meaning set forth in Section 7.02(b).
     “Direct Claim” has the meaning set forth in Section 7.06.
     “Employment Effective Date” has the meaning set forth in Section 5.05(a).
     “Encumbrance” means any lien, pledge, charge, claim, encumbrance, security interest, option, mortgage, easement, lease, license, right of first refusal, proxy, voting trust, transfer restriction or other restriction of any kind.
     “Enterprise Value” means the amount equal to the Cash Purchase Price divided by 0.51.
     “Environmental Claim” has the meaning set forth in Section 3.18(b).
     “Environmental Laws” has the meaning set forth in Section 3.18(a).
     “Equipment Assets” means any infrastructure asset (including all forms of hardware, information technology systems, mainframes, servers, PCs, computer systems, networking and telecommunications equipment, routers, switches, storage devices (SAN, NAS), tape and backup devices, printers and other peripherals, mail-related equipment, power supplies, cabling, firewalls, security hardware and the like), other than any Intellectual Property.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Reportable Event” means a reportable event within the meaning of Section 4043 of ERISA.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     “Excluded Assets” means (a) any right, title, interest, liability, obligation, contract or commitment under any Merchant Contract, Prepaid Contract, Third Party Referral Contract, Independent Sales Organization Contract and Agent Bank Contract, that is not assigned by Seller and assumed by Opco pursuant to the Assignment and Assumption Agreement, as listed on Schedule 1.1(f) (b) any financial or treasury service benefit of the Business derived from being wholly-owned and/or operated by a national bank (c) all furniture, furnishings, equipment, computers, tools and other tangible personal property listed on Schedule 1.1(f), (d) all accounts and notes receivable and other miscellaneous receivables of the Business as of the Closing arising out of the sale or other disposition prior thereto of goods or services of the Business including any such receivables listed on Schedule 1.1(f), (e) all agreements, contracts, leases and subleases, purchase orders, arrangements, commitments and licenses listed on Schedule 1.1(f), (f) Seller’s and its Affiliates’ rights under this Agreement, the Ancillary Agreements and those agreements governing Seller Leased Property, (g) all Intellectual Property listed on Schedule 1.1(f), (h) (i) all books, ledgers, files, reports, plans, records, manuals and other materials (in any form or medium) other than the Transferred Books and Records and (ii) Seller’s corporate organizational records and documents, other than with respect to Holdco, Opco and SPC, (i) all of Seller’s and its Affiliates’ rights under insurance policies, (j) all rights in connection with and assets of Benefit Plans, (k) all assets specifically excluded from the definition of Transferred Assets by virtue of the explicit limitations contained therein and (l) any other items listed on Schedule 1.1(f); it being understood that any assets identified through the Asset Identification Process as not being those that remain Excluded Assets shall, at the time of transfer pursuant to this Agreement, cease to be Excluded Assets and shall thereafter become Transferred Assets under this Agreement for all purposes.
     “Excluded Liabilities” has the meaning set forth in Section 2.02(b).
     “Excluded Merchants” means those Merchant Customers and Independent Sales Organizations set forth on Schedule 1.1(g).
     “Excluded Services” means the services and corporate allocations set forth on Schedule 1.1(h).
     “Financial Statements” has the meaning set forth in Section 3.06.
     “FNNI Affiliate Bank Referral Agreement” means the FNNI Affiliate Bank Referral Agreement in form and substance mutually acceptable to Buyer and Seller which is to be entered into at Closing between First National of Nebraska, Inc. and Opco.
     “Fundamental Representations” has the meaning set forth in Section 7.01.
     “FNN Pension Plan” has the meaning set forth in Section 5.05(j).
     “GAAP” means United States generally accepted accounting principles.
     “Government Antitrust Entity” means any Government Entity with jurisdiction over the enforcement of any Antitrust Law.

     “Government Entity” means any federal, state, local or foreign government, governmental subdivision, administrative body or other governmental or quasi-governmental agency, tribunal, court or other entity with competent jurisdiction, including any Government Antitrust Entity.
     “Governmental Authorizations” means all licenses, permits, certificates and other authorizations and approvals related to the Transferred Assets or the Business and issued by or obtained from a Government Entity or Self-Regulatory Organization.
     “Historical Financial Statements” has the meaning set forth in Section 3.06.
     “Holdco” has the meaning set forth in the Recitals.
     “Holdco LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Holdco substantially in the form attached hereto as Exhibit 1.1(a)(B).
     “Holdco LLC Interests” means, collectively, the Class A Units and the Class B Units.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Indemnified Parties” has the meaning set forth in Section 7.02(a).
     “Indemnifying Party” has the meaning set forth in Section 7.05(a).
     “Indemnity Amount” has the meaning set forth in Section 7.09.
     “Independent Sales Organization” means any indirect sales channel that procures Merchant Customer relationships for the Business, excluding Third Party Referral Providers.
     “Independent Sales Organization Contract” means any agreement between Seller and/or SPC and an Independent Sales Organization which is being assigned to Opco pursuant to the terms of this Agreement and the Assignment and Assumption Agreement, including the Independent Sales Organization Contracts listed on Schedule 1.1(i).
     “Intellectual Property” means all intellectual property rights, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) trademarks, service marks, brand names, Internet domain names, logos, symbols, trade dress, trade names, all applications and registrations for the foregoing, including all renewals and extensions of same, and all goodwill associated therewith and symbolized thereby (collectively, “Trademarks”), (b) patents and the issuances, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part, provisionals, renewal applications, and renewals, extensions, reexaminations and reissues and any patents issuing on any of the foregoing (collectively, “Patents”), (c) trade secrets, know-how and similar confidential information protected by the Uniform Trade Secrets Act or similar legislation (collectively, “Trade Secrets”), (d) works of authorship in any media and the copyrights therein and thereto (including Software, databases, collections of data and other compilations of information), the registrations and applications therefor, and renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”), (e) all intellectual property rights arising from or in respect of Technology, and (f) all income, royalties, proceeds and rights to damages and other payments now or hereafter due or payable or able to be asserted under and with respect to any of the foregoing, including all rights to sue and recover at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof.
     “Interchange Fee” means any fee, cost or expense (other than Taxes) payable to the applicable Card Association or Network Organization in respect of a Card transaction.
     “Interim Financial Statements” has the meaning set forth in Section 3.06.
     “IP/Software License Agreement” means the IP/Software License Agreement in form and substance mutually acceptable to Buyer and Seller which is to be entered into at Closing between Seller and Opco.
     “Law” means any law, statute, ordinance, rule, regulation, code, Order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Government Entity or Self-Regulatory Organization (including, for the sake of clarity, any policy statement or interpretation that has the force of law with respect to any of the foregoing, and including common law).
     “Lauritzen Affiliate Bank Referral Agreement” means the Lauritzen Affiliate Bank Referral Agreement in form and substance mutually acceptable to Buyer and Seller which is to be entered into at Closing between Luaritzen Corporation and Opco.
     “Lease Agreements” means the sublease agreements between Opco and Seller and/or its Affiliates pursuant to which Opco shall lease real property from Seller and/or its Affiliates, substantially in the forms attached hereto as Exhibit 1.1(a)(C-1) and Exhibit 1.1(a)(C-2).
     “Legal Proceeding” means any judicial, administrative or arbitral actions (whether civil, criminal, administrative or otherwise), suits, demands, mediations, arbitrations, hearings, investigations, inquiries, proceedings or claims (including counterclaims) by or before a Government Entity.
     “Liabilities” means any and all debts, guarantees, claims, damages, costs, expenses, the obligation to make a payment based on future earnings in connection with an acquisition, fines, penalties, liabilities, commitments and obligations of any kind, whether direct or indirect, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.
     “Losses” has the meaning set forth in Section 7.02(a).
     “Material Adverse Effect” means (a) any event, circumstance, development, change or effect that is, or is reasonably likely to be, materially adverse to the business, assets, financial condition or results of operations of the Business or the Companies, taken as a whole; (b) a Seller Change of Control Event; (c) an event, circumstance, development, change or effect that would reasonably be expected to prevent or materially delay the consummation of the Transactions contemplated by this Agreement or prevent or materially impair the ability of Seller or the Companies to perform their obligations hereunder; (d) the occurrence of a Catastrophic Data Breach or the discovery thereof; (e) any commencement of bankruptcy, insolvency or receivership proceedings (whether voluntary or involuntary) of Seller or any of its depository institution Affiliates or (f) any effect that is, or is reasonably likely to be, materially adverse to Seller’s ability to provide in the aggregate the services contemplated by the Ancillary Agreements; provided, however, that “Material Adverse Effect” shall not include the effect of any circumstance, change, development, event or state of facts arising out of or primarily attributable to any of the following, either alone or in combination:
     (i) any change in Law or accounting standards or interpretations thereof applicable to the Business or the Companies that does not materially and disproportionately adversely affect the business, assets, financial condition or results of operations of the Business or the Companies, taken as a whole, compared to businesses or entities operating in the same industry in which the Business or the Companies operate;
     (ii) general changes in economic, business or political conditions that do not materially and disproportionately adversely affect the business, assets, financial condition or results of operations of the Business or the Companies, taken as a whole, compared to businesses or entities operating in the same industry in which the Business or the Companies operate;
     (iii) general changes in the securities, credit or financial markets or in the banking industry that do not materially and disproportionately adversely affect the business, assets, financial condition or results of operations of the Business or the Companies, taken as a whole, compared to businesses or entities operating in the same industry in which the Business or the Companies operate;
     (iv) general changes in the electronic funds transfer, debit, credit and/or merchant transaction processing, or other related data processing industries that do not materially and disproportionately adversely affect the business, assets, financial condition or results of operations of the Business or the Companies, taken as a whole, compared to businesses or entities operating in the same industry in which the Business or the Companies operate;
     (v) the taking of any action required or permitted by this Agreement or consented to or requested, in each case in writing, by Buyer;
     (vi) any acts of war, terrorism, insurrection or civil disobedience that do not materially and disproportionately adversely affect the business, assets, financial condition or results of operations of the Business or the Companies, taken as a whole, compared to businesses or entities operating in the same industry in which the Business or the Companies operate;
     (vii) any items disclosed as of the date hereof on any of Seller’s Disclosure Schedules to this Agreement, but only to the extent such effect is reasonably apparent from the reading of the specific disclosure set forth therein; and
     (viii) any adverse effect to the business, assets, financial condition or results of operations of the Business or the Companies as a result of the execution of this Agreement, the announcement of the Transactions contemplated hereby, the pendency of the transactions contemplated hereby or the consummation of the Transactions contemplated hereby. For purposes of clarification, the foregoing provisos (i) — (viii) are not applicable to clause (b) of this definition.
     “Material Business Contract” has the meaning set forth in Section 3.12.
     “Material Security Breach” has the meaning set forth in Section 3.24(b).
     “Merchant Contract” means any agreement between Seller and a Merchant Customer which is being assigned to Opco pursuant to the terms of this Agreement and the Assignment and Assumption Agreement, including the Merchant Contracts identified by Merchant Customer listed on Schedule 1.1(j).
     “Merchant Customer” means any provider of goods and/or services that accepts Transaction Cards as a payment vehicle which are serviced by the Business pursuant to a Merchant Contract.
     “Necessary Employee” has the meaning set forth in Section 5.05(a).
     “Network Rules” has the meaning set forth in Section 3.24(a).
     “New SPC” has the meaning set forth in the Recitals.
     “Non-Governmental Authorizations” means all licenses, permits, certificates and other authorizations and approvals other than Governmental Authorizations that are (a) held by Seller or its Affiliates and (b) related to the Transferred Assets.
     “Notice Period” has the meaning set forth in Section 7.05(a).
     “Opco” has the meaning set forth in the Recitals.
     “Opco 401(k) Plan” has the meaning set forth in Section 5.05(e).
     “Opco LLC Agreement” means the Limited Liability Company Agreement of Opco that will be agreed to between Buyer and Seller prior to the Closing and will be substantially consistent with the initial Limited Liability Company Agreement for Holdco, except that Holdco shall be the only Member.
     “Opco LLC Interests” means the membership interests in Opco.
     “Order” means any order, injunction, judgment, decree, writ or other enforcement action of a Government Entity.
     “Ordinary Course” means the ordinary and usual conduct of normal day-to-day operations of the Business and/or use of the Transferred Assets consistent with, and in accordance with, Seller and SPC’s historical customs, practices and procedures and the applicable rules and regulations of the Card Associations.
     “Other Cards” shall include Discover Network, JCB, American Express Travel Related Services, Inc., Diners Club, Carte Blanche and any other Card or similar instrument which may be issued by a debit card network or any other Card Association (or licensee thereof) other than a Bank Card Association.
     “Party” means any of Buyer, Seller and the Companies, and “Parties” means, collectively, each of Buyer, Seller and the Companies.
     “Patents” has the meaning set forth in the “Intellectual Property” definition.
     “PBGC” has the meaning set forth in Section 3.08(h).
     “Pension Plan” has the meaning set forth in Section 3.08(g).
     “Permitted Encumbrances” means (a) Encumbrances reflected or reserved against or otherwise disclosed in the Financial Statements, (b) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’ or repairmen’s liens or other similar common-law or statutory Encumbrances arising or incurred in the Ordinary Course and that are not material in amount or effect on the Business, (c) liens for current Taxes, assessments and other governmental charges that are (i) not yet due and payable, (ii) due but not delinquent or (iii) being contested in good faith by appropriate Legal Proceedings, and that in each case have been sufficiently reflected or reserved against on the face of the balance sheets contained in the Financial Statements or related to a period after such Financial Statements; in each case in an amount that would not be material, (d) all leases related to the Business to which Seller or SPC is a party, (e) all licenses granted by a third party to Seller or its Affiliates and related to the Transferred Software set forth on Schedule 1.1(p), as applicable, (f) purported Encumbrances evidenced by the filing of precautionary UCC financing statements relating solely to operating leases (under GAAP) of personal property entered into in the Ordinary Course of Business (g) Encumbrances incurred in the Ordinary Course since the date of the Financial Statements and that are not material in amount or effect on the Business, and (h) Encumbrances that would not materially impair the conduct of the Business, or the use or value of the relevant Transferred Assets.
     “Person” means an individual, a corporation, a partnership, an association, a limited liability company, a joint venture, a Government Entity, a trust or other entity or organization.
     “Post-Closing Cash Expenditures” has the meaning set forth in Section 2.04(a).
     “Preclosing Holdco LLC Agreement” has the meaning set forth in the Recitals.
     “Prepaid and Escrowed Liability” means Prepaid Card Liability plus any other escrowed cash or deposits
     “Prepaid Card Liability” means an amount equal to the liability set forth on the books of Opco as of the Closing Date with respect to cash associated with gift, private label, stored value and other prepaid card processing services of the Business or the Transferred Assets.
     “Prepaid Card Sponsorship Agreement” means that certain Prepaid Card Sponsorship Agreement, substantially in the form attached hereto as Exhibit 1.1(a)(D).

     “Prepaid Customer” means any entity to which Seller provides prepaid Bank Cards for resale or distribution as part of the business pursuant to a Prepaid Contract or a purchase order.
     “Prepaid Contract” means any agreement between Seller and a Prepaid Customer which is being assigned to Opco pursuant to the terms of this Agreement and the Assignment and Assumption Agreement, including the Prepaid Contracts listed on Schedule 1.1(k).
     “Processing Technology License Agreement” means the Processing Technology License Agreement in form and substance mutually acceptable to Buyer and Seller which is to be entered into at Closing between Seller and Opco.
     “Projected Cash Expenditures” shall mean the estimated cash expenditures for the Business for the 150-day post-Closing period set forth on the Cash Expenditure Statement.
     “Purchase Consideration” means the Cash Purchase Price.
     “Registration Rights Agreement” means the Registration Rights Agreement in form and substance mutually acceptable to Buyer and Seller which is to be entered into at Closing between Seller, Buyer and Holdco.
     “Related Persons” has the meaning set forth in Section 3.23.
     “Sale Transaction” has the meaning set forth in Section 2.03(b).
     “Self-Regulatory Organization” means the Financial Industry Regulatory Authority, the American Stock Exchange, the National Futures Association, the Chicago Board of Trade, the New York Stock Exchange, any national securities exchange (as defined in the Exchange Act), any other securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization.
     “Seller” has the meaning set forth in the Preamble.
     “Seller 401(k) Plan” has the meaning set forth in Section 5.05(e).
     “Seller Change of Control Event” means the execution of any definitive agreement to consummate, or the consummation of, any change of control of Seller or First National of Nebraska, Inc.
     “Seller Indemnified Parties” has the meaning set forth in Section 7.03(a).
     “Seller Leased Property” means those assets or rights not included in the Transferred Assets that are to be leased, licensed or otherwise provided by Seller and/or any of its Affiliates to Opco pursuant to this Agreement or any Ancillary Agreement.
     “Seller Licensed Intellectual Property” means the Intellectual Property and Technology to be licensed to Opco by Seller or any of its Affiliates pursuant to the IP/Software License Agreement, the Trademark License Agreement and the Tradename License Agreement, but shall not include any third party software, if any, related to services provided pursuant to the Services Agreements. Schedule 1.1(l) identifies each item of the Seller Licensed Intellectual Property.
     “Seller Required Approvals” means all consents, approvals, waivers, authorizations, notices and filings that are required to be and are listed on Schedule 3.3.
     “Seller Services” means those rights, assets and services to be provided by Seller or its Affiliates to the Companies from and after the Closing pursuant to this Agreement or any Ancillary Agreements.
     “Seller’s Cash Expenditure Objection” has the meaning set forth in Section 2.04(b).
     “Seller’s Knowledge,” or any similar phrase, means the actual or constructive knowledge of any of the persons set forth on Schedule 1.1(m) of a particular fact or other matter after due inquiry.
     “Seller’s Objection” has the meaning set forth in Section 2.04(b).
     “Service Agreements” has the meaning set forth in Section 2.02(b)(iii).
     “Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine-readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation related to any of the foregoing.
     “SPC” has the meaning set forth in the Recitals.
     “SPC Merger” has the meaning set forth in the Recitals.
     “Sponsorship Agreements” has the meaning set forth in Section 3.27.
     “Taxes” means any federal, state, local, territorial, provincial or foreign taxes of any kind whatsoever, including income, net income, gross receipts, windfall profits, value-added, severance, real property, personal property, production, single business, unincorporated business, sales, use, stamp, duty, license, excise, franchise, payroll, employment, unemployment, occupation, premium, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, gains, withholding, social security (or similar), disability, workers’ compensation, ad valorem, replacement, transfer, registration, unclaimed property, escheat, alternative or add-on minimum, estimated taxes, fees and charges, together with any interest, additions, fines or penalties with respect thereto and any interest in respect of such additions or penalties, whether or not disputed and whether imposed by Law, contract or otherwise.
     “Tax Returns” means any report, return, declaration, estimate, claim for refund or information return or statement relating to or required to be filed with respect to Taxes, including any schedule, form, attachment or amendment.

     “Technology” means, collectively, all formulae, algorithms, work product of research and development, technical data, technical or business specifications, business processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), Software, works of authorship and other similar materials, and all tangible embodiments of the foregoing, in any form whether or not specifically listed herein.
     “Terminal” means any point of sale terminal, terminal PIN pad, terminal printer, test terminal and all ancillary hardware that the Business has purchased, uses, or holds at any branch location, Merchant Customer location or in inventory for use in the Business.
     “Terminated Employee” has the meaning set forth in Section 5.05(i).
     “Termination Date” has the meaning set forth in Section 8.01(b).
     “Third-Party Claim” has the meaning set forth in Section 7.05(a).
     “Third Party Referral Contract” means any agreement between Seller and/or SPC and a Third Party Referral Provider which is being assigned to Opco pursuant to the terms of this Agreement and the Assignment and Assumption Agreement, including the Third Party Referral Contracts listed on Schedule 1.1(n).
     “Third Party Referral Provider” means any indirect sales channel (including banks, Affiliate Banks, professional associations, value added resellers, and other referral sources), that sells, refers, or promotes the services of the Business to merchants pursuant to a Third Party Referral Contract, excluding Independent Sales Organizations and Agent Banks.
     “Threshold” has the meaning set forth in Section 7.02(b).
     “Top Merchant Customers” has the meaning set forth in Section 3.19(a).
     “Top Prepaid Customers” has the meaning set forth in Section 3.20(a).
     “Top ISOs” has the meaning set forth in Section 3.22(a).
     “Top Referral Providers” has the meaning set forth in Section 3.21(a).
     “Trademarks” has the meaning set forth in the “Intellectual Property” definition.
     “Trademark License Agreement” means the Trademark License Agreement in form and substance mutually acceptable to Buyer and Seller which is to be entered into at Closing between Seller and Opco.
     “Tradename License Agreement” means the Tradename License Agreement in form and substance mutually acceptable to Buyer and Seller which is to be entered into at Closing between Seller and Opco.
     “Trade Secrets” has the meaning set forth in the “Intellectual Property” definition.
     “Transaction Cards” means a Card issued pursuant to a license from a Card Association.

     “Transactions” means all of the transactions contemplated by this Agreement, the Ancillary Agreements and any of the Closing documents to occur before, at or following the Closing.
     “Transfer Taxes” has the meaning set forth in Section 5.04(d).
     “Transferred Assets” has the meaning set forth in Section 2.01(a)(iv).
     “Transferred Books and Records” means copies of all books, ledgers, files, reports, plans, records, manuals and other materials (in any form or medium) primarily related to, or maintained primarily in connection with, the Transferred Assets and/or the operation of the Business, including those relating to products, services, marketing, advertising, promotional materials, Transferred Intellectual Property, personnel files for Transferred Employees and all files, customer files and documents (including credit information), supplier lists, records, literature and correspondence, but excluding any such items to the extent (a) they are included in or primarily related to any Excluded Assets or Excluded Liabilities or (b) any Law prohibits their transfer; provided, however, that Seller shall be allowed to retain and maintain copies of any Transferred Books and Records in connection with risk management and/or insurance compliance; any Benefit Plans in which Seller is or was a sponsor and/or administrator; the preparation of consolidated financial statements for reporting and filing purposes, including such statements related to accounting, finance or Tax preparation or internal auditing; general management and administration and requirements under applicable Law.
     “Transferred Contracts” means all Merchant Contracts, Prepaid Contracts, Third Party Referral Contracts, Independent Sales Organization Contracts and Agent Bank Contracts, to the extent the rights, titles, interests, liabilities, obligations, contracts and commitments under such contracts are being assigned by Seller and assumed by Opco pursuant to the Assignment and Assumption Agreement, and all other agreements, contracts, leases and subleases, purchase orders, arrangements, commitments and licenses (other than this Agreement, the Ancillary Agreements, and those governing Seller Leased Property) that are (a) primarily related to the Business as of the Closing and to which any of the Transferred Assets are subject or (b) related to any Transferred Intellectual Property or Transferred Technology primarily used, held for use or acquired or developed for use in the Business as currently conducted and proposed to be conducted by Seller and its Affiliates, in each case, whether written or oral, except to the extent specifically included in Schedule 1.1(f) as Excluded Assets.
     “Transferred Data” means all data, databases, compilations of data, schemas, and structures primarily related to or primarily used, held for use or acquired or developed for use in connection with the Business as currently conducted and proposed to be conducted by Seller and its Affiliates, including, but not limited to, the items listed on Schedule 3.10(j).
     “Transferred Employee” has the meaning set forth in Section 5.05(a).
     “Transferred Equipment” means all equipment, including Equipment Assets, and other tangible personal property primarily related to, or primarily used, held for use or acquired or developed for use in connection with, the Business, including the Transferred Equipment listed on Schedule 1.1(o), except to the extent specifically included in Schedule 1.1(f) as Excluded Assets.
     “Transferred Intellectual Property” means all Intellectual Property (other than Seller Licensed Intellectual Property and Intellectual Property owned by or licensed to Seller after the

Closing Date used in connection with the Service Agreements) that is primarily related to or primarily used, held for use or acquired or developed for use in connection with the Business as currently conducted and proposed to be conducted by Seller and its Affiliates, including the Transferred Trade Secrets and Transferred Trademarks, except to the extent specifically included in Schedule 1.1(f) as Excluded Assets.
     “Transferred Interests” has the meaning set forth in Section 2.03(b).
     “Transferred Inventory” means all inventory and other tangible personal property primarily related to, or primarily used, held for use or acquired or developed for use in connection with, the Business.
     “Transferred Software” means all Software (other than Seller Licensed Intellectual Property and Intellectual Property owned by or licensed to Seller after the Closing Date used in connection with the Service Agreements) primarily related to or primarily used, held for use or acquired or developed for use in connection with the Business as currently conducted and proposed to be conducted by Seller and its Affiliates, including the Software listed on Schedule 1.1(p), except to the extent specifically included in Schedule 1.1(f) as Excluded Assets.
     “Transferred Technology” means all Technology (other than Seller Licensed Intellectual Property and Intellectual Property owned by or licensed to Seller after the Closing Date used in connection with the Service Agreements) primarily related to or primarily used, held for use or acquired or developed for use in connection with the Business as currently conducted and proposed to be conducted by Seller and its Affiliates, including the Transferred Software and Transferred Data, except to the extent specifically included in Schedule 1.1(f) as Excluded Assets.
     “Transferred Trademarks” means all Trademarks and domain names primarily related to or primarily used, held for use or acquired or developed for use in connection with the Business as currently conducted and proposed to be conducted by Seller and its Affiliates, including the Trademarks and domain names set forth on Schedule 1.1(q), together with the goodwill of the Business appurtenant thereto and/or symbolized thereby, except to the extent specifically included in Schedule 1.1(f) as Excluded Assets.
     “Transferred Trade Secrets” means all Trade Secrets (other than Seller Licensed Intellectual Property and Intellectual Property owned by or licensed to Seller after the Closing Date used in connection with the Service Agreements) primarily related to or primarily used, held for use or acquired or developed for use in connection with the Business as currently conducted and proposed to be conducted by Seller and its Affiliates, except to the extent specifically included in Schedule 1.1(f) as Excluded Assets.
     “Transition Services Agreement” means that certain transition services agreement, substantially in the form attached hereto as Exhibit 1.1(a)(E).
     “Treasury Services Agreement” means that certain Treasury Services Agreement, substantially in the form attached hereto as Exhibit 1.1(a)(F).
     “U.S.” or “United States” means the fifty (50) States of the United States of America and the District of Columbia.

     “U.S. Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal and state statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
     “WARN” has the meaning set forth in Section 3.11(d).
     “Welfare Benefits” has the meaning set forth in Section 5.05(c).
     Section 1.02. Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.
     Section 1.03. Other Definitional and Interpretational Provisions. Unless the express context otherwise requires (other than with respect to clause (g) below):
     the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
     the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;
     the terms “Dollars” and “$” mean United States Dollars;
     references herein to a specific Article, Section, subsection or Schedule shall refer, respectively, to Articles, Sections, subsections or Schedules of this Agreement;
     wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;
     references herein to any gender include each other gender;
     it is the intention of the Parties that the Agreement not be construed more strictly with regard to one Party than with regard to any other Party; and
     references herein to “the date hereof” and “the date of this Agreement” shall be deemed to refer to the date first set forth above.
ARTICLE II
CAPITALIZATION AND PURCHASE AND SALE OF LLC INTERESTS
     Section 2.01. Amendment and Capitalization.
     (a) On the terms and subject to the conditions set forth herein and in the Preclosing Holdco LLC Agreement, as soon as reasonably practicable after the date hereof and at least one Business Day prior to Closing:

     (i) Seller shall cause the SPC Merger to be effective and shall contribute, transfer and convey to Holdco all of Seller’s right, title and interest, as of the time of such contribution, in and to the applicable Transferred Assets (excluding any of the Transferred Assets held directly by Opco pursuant to the SPC Merger or otherwise) free and clear of all Encumbrances, other than Permitted Encumbrances;
     (ii) Holdco shall contribute, transfer and convey to Opco all of Holdco’s right, title and interest, as of the time of such contribution, in and to the applicable Transferred Assets not already owned by Opco, free and clear of all Encumbrances, other than Permitted Encumbrances (together with the contribution of $2,000,000 in cash by Holdco on or about February 25, 2010, the SPC Merger and contribution of the applicable Transferred Assets described in Section 2.01(a)(i), the “Contribution”);
     (iii) Seller shall contribute a portion of its Holdco LLC Interests to New SPC so that Seller continues to own ninety-eight percent (98%) of the Holdco LLC Interests and New SPC continues to own two percent (2%) of the Holdco LLC Interests immediately after the Contribution;
     (iv) “Transferred Assets” shall mean all of the assets, rights, properties, claims, contracts, business and goodwill of Seller and SPC required for, primarily related to, or primarily used, held for use or acquired or developed for use in, the Business as currently conducted, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of Seller (other than the Excluded Assets), including each of the following assets:
     (A) all cash reflected on the books of Opco as of the Closing Date;
     (B) Transferred Contracts;
     (C) Transferred Intellectual Property;
     (D) Transferred Technology;
     (E) Transferred Equipment;
     (F) Transferred Inventory;
     (G) Transferred Books and Records;
     (H) all causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by Seller or any of its Affiliates to the extent related to the Transferred Assets (unless such cause of action, lawsuit, judgment, claim or demand is a counterclaim with respect to an Excluded Liability), the Assumed Liabilities or the ownership, use, function or value of any Transferred Asset (unless such cause of action, lawsuit, judgment, claim or demand is a counterclaim with respect to an Excluded Liability), whether arising by way of counterclaim or otherwise;
     (I) all credits, prepaid charges and expenses, deferred charges, advance payments, security and other deposits, prepaid items and duties to the extent related to a Transferred Asset;
     (J) all accounts related to Prepaid and Escrowed Liabilities, except for such accounts related to any cash reserves or deposits associated with any Merchant Contract or Prepaid Contract which accounts are required to be maintained or held by Seller pursuant to applicable Network Rules (provided Seller’s rights with respect to the funds in such reserves and deposits are included, to the extent permitted by the Network Rules);
     (K) all guaranties, warranties, indemnities and similar rights in favor of Seller or any of its Affiliates to the extent related to any Transferred Asset (unless the liability that is the subject of such guarantee, warranty, indemnity or similar right is an Excluded Liability) or Assumed Liability, including guarantees made by suppliers, manufacturers and contractors to the extent relating to products sold or services provided to Seller or any of its Affiliates;
     (L) to the extent assignable, all Governmental Authorizations, and all Non-Governmental Authorizations used by Seller in the Business and all rights, and incidents of interest therein;
     (M) to the extent assignable, all rights of Seller under nondisclosure or confidentiality, noncompete or nonsolicitation agreements with current and former employees, consultants and agents of Seller or with third parties, in each case to the extent relating to the Business or the Transferred Assets (or any portion thereof) other than any such agreements relating to the sale of the Business;
     (N) all third-party property and casualty insurance proceeds, and all rights to third-party property and casualty insurance proceeds, in each case to the extent received or receivable in respect of the Business or the Transferred Assets and not related to an Excluded Liability; and
     (O) all goodwill and other intangible assets associated with the Business or the Transferred Assets, including the goodwill associated with the Transferred Intellectual Property.
     (b) Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to the Companies, and Seller and its Affiliates shall retain all right, title and interest to, in and under the Excluded Assets. The Transferred Assets included in Sections 2.01(a)(i), (ii) and (iv) include all of the Transferred Assets, subject to paragraph (c) below.

     (c) Any assets of the Seller transferred subsequent to the Closing pursuant to the Asset Identification Process shall be considered Transferred Assets as of the date hereof and as of the Closing Date for purposes of the representations and warranties of the Seller set forth herein.
     Section 2.02. Assumption of Liabilities; Excluded Liabilities.
     (a) On the terms and subject to the conditions set forth herein, Opco shall assume, effective as of at least one Business Day before the Closing, the Assumed Liabilities.
     (b) Neither of the Companies will assume or be liable for any Liabilities of Seller or any of its Affiliates that are not Assumed Liabilities (“Excluded Liabilities”) and the Seller shall pay, perform and discharge when due the Excluded Liabilities. For the avoidance of doubt, (i) Excluded Liabilities shall include any and all Liabilities of SPC that are not Assumed Liabilities irrespective of whether any such Liabilities are assumed by operation of law pursuant to the merger of SPC with, and into, Opco, and the Seller shall indemnify the Companies for, and shall pay, perform and discharge when due, such Excluded Liabilities and (ii) Excluded Liabilities shall include, except to the extent included in Assumed Liabilities, the following Liabilities:
     (i) all Liabilities of Seller or its Affiliates arising out of, relating to or otherwise in respect of the Business (including any Chargebacks or similar liabilities) with respect to any period or sales prior to the Closing (whether or not discovered before, on or after the Closing) except to the extent provided in the Sponsorship Agreements;
     (ii) all Liabilities of Seller or its Affiliates in respect of any services performed by, or on behalf of, Seller or its Affiliates on or before the Closing;
     (iii) except to the extent specifically provided in Section 5.05, (A) all Liabilities of Seller or one of its Affiliates arising out of, relating to or with respect to the employment or performance of services, or termination of employment or services by Seller or any of its Affiliates of any individual (including any Applicable Employee) on or before the Closing Date (including relating to Transferred Employees on or before the Closing Date, irrespective of whether such claims are made prior to or after the Closing Date), (B) workers’ compensation claims against Seller or any of its Affiliates that relate to the period on or before the Closing Date, irrespective of whether such claims are made prior to or after the Closing, (C) all Liabilities of Seller or any of its Affiliates arising out of, relating to, or with respect to any Benefit Plan, (D) all Liabilities of Seller or any of its Affiliates arising out of, relating to or with respect to any accrued and unused paid time off, vacation or sick leave calculated as of the Closing Date except Liabilities assumed by Opco pursuant to Section 5.05(d) and (E) any bonuses or incentive compensation (payable in either cash or equity) owed or owing to employees (including any Applicable Employees), independent contractors, officers or directors by Seller or any of its Affiliates for services rendered with respect to any period prior to the Closing Date and any amounts payable to employees (including any Applicable Employees, independent contractors, officers or directors by Seller or any of its Affiliates in connection with any retention agreement (including, but not limited to, any retention agreement set forth on Schedule 3.8(a))); provided, however, it being understood by Buyer and Seller that any liability for bonuses or incentive compensation (payable in cash or equity) owed or owing for services rendered by a Transferred Employee on or after the Closing Date (other than the retention agreements specified in this Section 2.02(b)(iii)(E)) and paid by Seller shall be reimbursed by Opco to Seller to the extent provided in the Sponsorship Agreements, the Corporate Services Agreement, the Transition Services Agreement and/or the Treasury Services Agreement (collectively, the “Service Agreements”);
     (iv) (A) all Liabilities of Seller and its Affiliates arising out of, under or in connection with contracts of Seller or its Affiliates that are not Transferred Contracts, and (B) with respect to Transferred Contracts, all Liabilities in respect of (1) performance by, or on behalf of, Seller and its Affiliates under such Transferred Contracts with respect to any period prior to the Closing or (2) a breach by, or default of, Seller accruing under such contracts with respect to any period prior to the Closing;
     (v) all Liabilities of Seller or any of its Affiliates arising out of, under or in connection with any indebtedness of Seller or any of its Affiliates (other than capital leases primarily related to the Business);
     (vi) all Liabilities of Seller or any of its Affiliates for Taxes (except for Taxes for which the Companies are expressly responsible pursuant to Section 5.04);
     (vii) all Liabilities of Seller or any of its Affiliates in respect of any pending or threatened Legal Proceeding (including, for the sake of clarity, all Liabilities arising from the matters set forth on Schedule 3.7, including any indemnification, contribution or other Liabilities in respect of, arising from or otherwise relating to such Legal Proceedings or the facts and circumstances pursuant to which such Legal Proceedings relate), or any claim, in each case arising out of, relating to or otherwise in respect of (A) the operation of the Business to the extent such Legal Proceeding or claim relates to such operation on or prior to the Closing Date, or (B) any Excluded Assets;
     (viii) all Liabilities arising out of, relating to or otherwise in respect of any actual breach of security of, or unauthorized access to or acquisition, use, loss, destruction, compromise or disclosure of any personal information, confidential or proprietary data or any other such information maintained or stored by, the Business (other than such breaches occurring in systems maintained by customers and/or service providers of such customers) involving data of customers or other similarly situated individuals, in any case to the extent occurring before the Closing; and
     (x) all Liabilities of Seller or any of its Affiliates arising out of, relating to or otherwise in respect of the Excluded Merchants.

     For the avoidance of doubt, any Liabilities of the Business to the extent attributable to the operation or the ownership of the Transferred Assets or the Business, from and after the Closing or the employment of the Transferred Employees after the Closing Date shall not constitute Excluded Liabilities.
     Section 2.03. Purchase and Sale of LLC Interests. On the terms and subject to the conditions set forth herein, at the Closing:
     (a) Seller and New SPC shall cause the Preclosing Holdco LLC Agreement to be amended and restated in its entirety in the form of the Holdco LLC Agreement;
     (b) Seller shall sell, transfer and convey to Buyer, and Buyer shall purchase from Seller 51 Class A Units, representing 51% of the outstanding Units (the “Transferred Interests”), free and clear of all Encumbrances, except as set forth in the Holdco LLC Agreement (the “Sale Transaction”);
     (c) In consideration of the sale of the Transferred Interests, at the Closing (by wire transfer of immediately available funds to an account or accounts which have been designated by Seller at least two Business Days prior to the Closing Date), Buyer shall pay to Seller an amount in cash equal to $150,450,000 (as it may be adjusted pursuant to this Article II) (the “Cash Purchase Price”); and
     (d) Upon the payment by Buyer to Seller of the Cash Purchase Price, Holdco shall duly reflect in its books and records the admittance of Buyer as a member of Holdco and the transfer of the Transferred Interests from Seller to Buyer, and the Holdco LLC Agreement shall be amended to reflect Buyer’s acquisition of the Transferred Interests and its becoming a member of Holdco.
     Section 2.04. Cash Expenditure True-Up.
     (a) Within 10 Business Days after the date that is 150 days after the Closing Date, Buyer shall prepare, or cause to be prepared, and deliver to Seller a cash expenditure statement (the “Closing Cash Expenditure Statement”) setting forth a good faith calculation in reasonable detail of the cash expenditures of the Business for such 150-day period (“Post-Closing Cash Expenditures”) and a good faith calculation of the amount of any payment required under Section 2.04(e); provided, however, that the Post-Closing Cash Expenditures shall not include any capital expenditures outside the Ordinary Course, any residual payments (including those to Independent Sales Organizations and Agent Banks), any integration costs and transaction costs associated with the transactions contemplated by this Agreement, any losses from sales volume generated after Closing, any referral payments, or any discretionary expenses not contained in the Cash Expenditure Statement, including, but not limited to any incremental costs associated with enhanced employee benefit plans after Closing, any severance or termination expense, hiring expense or retention bonus to Holdco or Opco Employees, acceleration of payments to vendors or prepaid expenses which were not included on the initial Business Plan (as such term is defined in the Holdco LLC Agreement)..

     (b) Seller shall complete its review of the Closing Cash Expenditure Statement within 30 days after delivery thereof by Buyer. In the event that Seller determines that the Closing Cash Expenditure Statement has not been prepared on the basis set forth in Section 2.04(a) and/or is otherwise inaccurate, Seller shall, on or before the last day of such 30-day period, so inform Buyer in writing (the “Seller’s Cash Expenditure Objection”), setting forth a specific description of the basis of Seller’s determination and the adjustments to the Closing Cash Expenditure Statement and the corresponding adjustments to the Post-Closing Cash Expenditures that Seller believes should be made. If no Seller’s Objection is received by Buyer on or before the last day of such 30-day period, then the Post-Closing Cash Expenditures set forth on the Closing Cash Expenditure Statement delivered by Seller shall be final. Buyer shall have 30 days from its receipt of Seller’s Cash Expenditure Objection to review and respond to Seller’s Cash Expenditure Objection.
     (c) If Seller and Buyer are unable to resolve all of their disagreements with respect to the proposed adjustments set forth in Seller’s Cash Expenditure Objection within 30 days following the completion of Buyer’s review of Seller’s Cash Expenditure Objection, they shall refer any remaining disagreements with respect to matters set forth in Seller’s Cash Expenditure Objection to the CPA Firm which, acting as an expert and not as an arbitrator, shall determine, on the basis set forth in and in accordance with Section 2.04(a), and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Closing Cash Expenditure Statement and the Post-Closing Cash Expenditures require adjustment. Buyer and Seller shall instruct the CPA Firm to deliver its written determination to Buyer and Seller no later than 30 days after the remaining differences underlying Seller’s Cash Expenditure Objection are referred to the CPA Firm. In making such determination, the CPA Firm shall not assign a value to any item greater than the greatest value for such item claimed by Buyer or Seller, or less than the smallest value for such item claimed by Buyer or Seller. The CPA Firm’s determination shall be conclusive and binding upon Buyer and Seller and their respective Affiliates. The fees and disbursements of the CPA Firm pursuant to this Section 2.04 shall be borne by Seller and Buyer in inverse proportion to the amount awarded to the Parties by the CPA Firm as compared to the total amount in dispute, as determined by the CPA Firm. Buyer and Seller shall make readily available to the CPA Firm all relevant books and records and any work papers (including those of their respective accountants, to the extent permitted by such accountants) relating to the Closing Cash Expenditure Statement and Seller’s Cash Expenditure Objection and all other items reasonably requested by the CPA Firm in connection therewith, and may submit such additional data and information to the CPA Firm as each deems appropriate.
     (d) Buyer and the Companies shall provide to Seller and its accountants full access to the books and records of the Business and to any other information, including work papers of its accountants (to the extent permitted by such accountants), and to any employees during regular business hours and on reasonable advance notice, to the extent necessary for Seller to review the Closing Cash Expenditure Statement and prepare materials for the CPA Firm in connection with Section 2.04(c).
     (e) If the Post-Closing Cash Expenditures (as adjusted pursuant to this Section 2.04, if applicable) exceed the Projected Cash Expenditures by more than $1,000,000, then

Seller shall pay to Opco (by wire transfer of immediately available funds) an amount in cash, if any, equal to the amount by which (x) the Post-Closing Cash Expenditures exceed (y) $1,000,000 plus the Projected Cash Expenditures.
     Section 2.05. Closing. Subject to the terms and conditions of this Agreement, the Closing shall take place at a mutually acceptable location on April 1, 2010, or later, promptly following the fulfillment or waiver of the conditions set forth in Section 6.01, Section 6.02 and Section 6.03 and shall be deemed effective as of 12:01 a.m. Eastern Time on the Closing Date.
     Section 2.06. Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:
     (a) the Cash Purchase Price in immediately available funds by wire transfer to an account or accounts which have been designated by Seller at least two Business Days prior to the Closing Date;
     (b) a duly executed counterpart of each of the Ancillary Agreements to which Buyer is a party and a duly executed counterpart to the Holdco LLC Agreement;
     (c) a duly executed counterpart to an assignment and assumption agreement pursuant to which Seller will transfer the Transferred Interests to Buyer;
     (d) evidence of the obtaining of, or the filing with respect to, the Buyer Required Approvals;
     (e) the certificate to be delivered pursuant to Section 6.02(e); and
     (f) secretary’s certificates, evidence of corporate existence and good standing, evidence of corporate approvals and other similar documents, and such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement.
     Section 2.07. Deliveries by Seller.
     (a) At the Closing, Seller and New SPC, as applicable, shall deliver, or cause to be delivered, to Buyer the following:
     (i) a duly executed counterpart of each of the Ancillary Agreements to which Seller and/or New SPC is a party;
     (ii) a duly executed counterpart to an assignment and assumption agreement pursuant to which Seller will transfer the Transferred Interests to Buyer;
     (iii) evidence of the obtaining of, or the filing with respect to, the Seller Required Approvals and the Company Required Approvals;
     (iv) the certificate to be delivered pursuant to Section 6.03(d);

     (v) a certificate of nonforeign status from Seller that complies with Section 1445 of the Code;
     (vi) secretary’s certificates, evidence of legal existence and good standing, evidence of corporate approvals and other similar documents, and such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement; and
     (vii) evidence, reasonably satisfactory to Buyer, of the effectiveness of the merger of SPC with and into Opco and the Contribution each in accordance with the terms of this Agreement.
     (b) At the time of the Contribution, Seller shall deliver, or cause to be delivered, to Opco the following:
     (i) bills of sale or other appropriate documents of transfer, in form and substance reasonably acceptable to Buyer, transferring the tangible personal property included in the applicable Transferred Assets to Opco;
     (ii) assignments, in form and substance reasonably acceptable to Buyer and, if applicable, as required by any Government Entity with which any of Seller’s or any of its Affiliates’ rights to any Transferred Intellectual Property have been filed, assigning to Opco such Transferred Intellectual Property including a trademark assignment agreement;
     (iii) assignment and assumption agreements, in form and substance reasonably acceptable to Seller and Buyer, as may be necessary to effect the assignment to Opco of the applicable Transferred Contracts or other applicable Transferred Assets, other than tangible personal property included therein;
     (iv) the Transferred Books and Records;
     (v) a duly executed counterpart of each of the Ancillary Agreements to which Seller is a party; and
     (vi) such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Seller and Buyer, as may be required to give effect to the Contribution.
     Section 2.08. Deliveries by Opco and Holdco.
     (a) Contemporaneously with the Contribution, Opco shall deliver to Seller or Holdco, as appropriate, the following:
     (i) such instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to Seller and Buyer, as may be necessary to effect Opco’s receipt and assumption of the applicable Transferred Assets and Assumed Liabilities;
     (ii) a duly executed counterpart of each of the applicable Ancillary Agreements to which Opco is a party;
     (iii) such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Seller and Buyer, as may be required to give effect to the Contribution; and
     (iv) evidence, reasonably satisfactory to Seller and Buyer, of the effectiveness of the merger of SPC with and into Opco.
     (b) At the Closing, Opco shall deliver the resignations, effective as of the Closing, of each officer of Opco.
     (c) At the Closing, Holdco shall deliver the following:
     (i) the executed Opco LLC Agreement to Buyer and Seller; and
     (ii) the resignations, effective as of the Closing, of each officer of Holdco.
     Section 2.09. Nonassignability of Assets. Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 5.14, to the extent that the sale, assignment, sublease, transfer, conveyance or delivery or attempted sale, sublease, assignment, transfer, conveyance or delivery to the Companies of any asset that would be a Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any applicable Law or would require any governmental or third-party authorizations, approvals, consents or waivers, and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, the Closing shall proceed without the sale, assignment, sublease, transfer, conveyance or delivery of such asset unless such failure causes a failure of any of the conditions to Closing set forth in Article VI, in which event the Closing shall proceed only if the failed condition is waived by the Party (or Parties, as applicable) entitled to the benefit thereof. Subject to the Service Agreements, in the event that the Closing proceeds without the transfer, sublease or assignment of any such asset that would be a Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom, then following the Closing, the Parties hereto shall use their commercially reasonable efforts and cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers; provided, however, that none of the parties hereto or any of their Affiliates shall be required to pay any consideration therefor other than filing, recordation or similar fees, which shall be paid by the Party who is required by Law or course of dealing to make such payment. Pending such authorization, approval, consent or waiver, the Parties hereto shall cooperate with each other in any mutually agreeable, reasonable, contractually permissible and lawful arrangements designed to provide to the Companies the benefits of use of such asset and to Seller or its Affiliates the benefits, including any indemnities, that they would have obtained had the asset been conveyed to the Companies at the Closing, including access to all accounts related to Prepaid and Escrowed Liabilities. Once authorization, approval, consent or waiver for the sale, assignment, sublease, transfer, conveyance or delivery of any such asset not sold, assigned, subleased, transferred, conveyed or delivered at the Closing is obtained, Seller shall, or shall cause its relevant Affiliates to, assign, transfer, convey and deliver such asset to the Companies at no additional cost. Subject to the Service Agreements, to the extent that, within 180 days of the Closing Date, it is determined by Seller, with the consent of Buyer, such consent not to be unreasonably withheld or delayed, that any such asset cannot be transferred or the full benefits of use of any such asset cannot be provided to the Companies following the Closing pursuant to this Section 2.09, then Seller and the Companies shall enter into such arrangements (including subleasing, sublicensing or subcontracting, and including access to all accounts related to Prepaid and Escrowed Liabilities) to provide to the parties hereto the economic (taking into account Tax costs and benefits) and operational equivalent, to the extent mutually agreeable, reasonable, contractually permissible and lawful, of obtaining such authorization, approval, consent or waiver and the performance by the Companies of the obligations thereunder, and upon the entering into of such arrangement by Seller and the Companies, such asset shall no longer be determined to be a Transferred Asset. Seller shall hold in trust for and pay to the Companies promptly upon receipt thereof all income, proceeds and other moneys received by Seller or any of its Affiliates in connection with its use of any asset (net of any Taxes and any other costs imposed upon Seller or any of its Affiliates) in connection with the arrangements under this Section 2.09.
     Section 2.10. Asset Identification Process. During the period between the date hereof and the Closing, Seller and Buyer shall cooperate with each other in good faith and use reasonable best efforts to identify more specifically with respect to all of the assets other than the assets set forth in Section 2.01(a)(iv)(A) — (O) (which reflects assets that definitively will be Transferred Assets) those assets that are required for, primarily related to, or primarily used, held for use, or were acquired or developed for use, in the Business, as currently conducted and proposed to be conducted by Seller and its Affiliates and the manner in which such assets will be transferred to, or rights to use such assets will be obtained for, Opco (the “Asset Identification Process”). Each Party shall, and shall cause its Affiliates to, promptly execute, acknowledge and deliver any assurances or documents or instruments of transfer reasonably requested by another Party in accordance with Asset Identification Process.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
     Except as set forth in the disclosure schedules accompanying this Agreement delivered by the Seller, each referencing specifically the applicable definition or representation and warranty, the Seller represents and warrants to Buyer on behalf of itself and New SPC, as applicable, as follows:
     Section 3.01. Organization and Qualification; Capitalization. Seller represents and warrants to Buyer as follows:
     (a) Seller is a national bank duly organized, validly existing and in good standing under the laws of the United States and has all requisite power and authority to own, lease and operate its assets and to carry on the Business as currently conducted. New SPC is a Delaware corporation, duly formed, validly existing and in good standing the laws of Delaware and has all requisite power and authority to own, lease and operate its assets and carry on its business as currently conducted and proposed to be conducted. As of the date hereof and the Closing, each of the Companies is and will be a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. As of the date hereof and the Closing, each of the Companies have and will have all requisite limited liability company power and authority to own, lease and operate its assets and to carry on the Business as currently conducted. As of the Closing, each of the Companies shall be duly qualified to do business and in good standing as a foreign limited liability company in each jurisdiction where the ownership or operation of the Transferred Assets or the conduct of the Business requires such qualification, except for such failures to be so qualified or in good standing, as the case may be, that would not, individually or in the aggregate, impair or delay the Companies’ ability to perform their respective obligations hereunder.
     (b) Upon the consummation of each of the Contribution and the Closing, the capital structure of Holdco shall be properly reflected in the Holdco LLC Agreement or the Preclosing Holdco LLC Agreement, as applicable. As of the date hereof and immediately prior to the Closing, (i) all of the Holdco LLC Interests have and will have been duly authorized and validly issued and are and will be fully paid and nonassessable, (ii) 100% of the Holdco LLC Interests are and will be owned beneficially and of record by Seller and New SPC, free and clear of all Encumbrances, (iii) there are and will be no preemptive or other outstanding rights, options, warrants, conversion rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which Seller, New SPC or Holdco is or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of, any membership interests or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any membership interests or other equity interests of Holdco, and no securities or obligations evidencing such rights have been or will be authorized, issued or outstanding, other than as set forth in the Holdco LLC Agreement, (iv) the Holdco LLC Interests are and will not be subject to any voting trust agreement or other contract, agreement or arrangement restricting or otherwise relating to the voting, dividend or similar rights or disposition of the Holdco LLC Interests other than as set forth in the Holdco LLC Agreement or as created by Buyer or its Affiliates and (v) there is and will be no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of the Holdco LLC Interests or other equity interests of Holdco, except as created by Buyer or its Affiliates, other than as set forth in the Holdco LLC Agreement. Holdco is a direct and indirect wholly-owned subsidiary of Seller and has no historical operations other than as described in this Agreement.
     (c) Upon the consummation of each of the Contribution and the Closing, the capital structure of Opco shall be properly reflected in the Opco LLC Agreement. As of the date hereof and the Closing, (i) all of the Opco LLC Interests have and will have been duly authorized and validly issued and will be fully paid and nonassessable, (ii) 100% of the Opco LLC Interests are and will be owned beneficially and of record by Holdco, free and clear of all Encumbrances, (iii) there are and will be no preemptive or other outstanding rights, options, warrants, conversion rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which Holdco or Opco is or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of, any membership interests or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any membership interests or other equity interests of Opco, and no securities or obligations evidencing such rights have been or will be authorized, issued or outstanding, (iv) the Opco LLC Interests are and will not be subject to any voting trust agreement or other contract, agreement or arrangement restricting or otherwise relating to the voting, dividend or similar rights or disposition of the Opco LLC Interests other than as set forth in the Opco LLC Agreement and (v) there is and will be no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of the Opco LLC Interests or other equity interests of Opco. Opco is a wholly-owned subsidiary of Holdco and has no historical operations other than as described in this Agreement.
     (d) As of the date hereof and at all times prior to the SPC Merger, SPC is a corporation duly organized, validly existing and in good standing under the laws of the State of Nebraska and has all requisite corporate power and authority to own, lease and operate its assets and to carry on the Business as currently conducted and is not subject to any insolvency, liquidation, receivership, conservatorship or other similar proceeding. As of the date hereof, SPC is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification, except for failures to be so qualified or in good standing, as the case may be, that would not, individually or in the aggregate, be material to the Business or the consummation of the Transactions. Prior to the SPC Merger, SPC shall be a wholly-owned subsidiary of Seller and will have had no historical operations other than the conduct of the Business.
     Section 3.02. Authorization. Seller has full power and authority to execute and deliver this Agreement, and Seller, New SPC and each of the Companies will have such power and authority at Closing to execute and deliver each of the Ancillary Agreements and other Closing documents referenced herein to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Seller of this Agreement has been duly and validly authorized and of each of the Ancillary Agreements and other Closing documents referenced herein to which Seller, New SPC and the Companies are a party will be duly and validly authorized at Closing, and no additional corporate, shareholder or limited liability company authorization or consent is required in connection with the execution, delivery and performance by Seller and the Companies of this Agreement or will be required in connection with the execution, delivery and performance by Seller, New SPC and the Companies at Closing of any of the Ancillary Agreements and other Closing documents referenced herein to which they are a party. Each Affiliate of Seller has or prior to the Closing will have full corporate power and authority to execute and deliver each Ancillary Agreement or other Closing document referenced herein to which it is a party and to perform its obligations thereunder. The execution, delivery and performance by each Affiliate of Seller of each Ancillary Agreement or other Closing document referenced herein to which it is a party have been or prior to the Closing will have been duly and validly authorized, and no additional corporate or shareholder authorization or consent is or will be required in connection with the execution, delivery and performance by any Affiliate of Seller of the Ancillary Agreements or other Closing documents referenced herein to which such Affiliate is a party or signatory.
     Section 3.03. Consents and Approvals. Except as set forth on Schedule 3.3, no consent, approval, waiver, authorization, notice or filing from or with any Government Entity or any other

Person is required to be made or obtained by Seller, New SPC, SPC or the Companies (a) by virtue of the execution, delivery or performance of this Agreement; (b) to avoid the material breach of any Transferred Contract, the creation of an Encumbrance on any of the assets or properties of the Business, or the creation in any Person the right to terminate, cancel, modify or accelerate any Transferred Contract as a result of the Transactions; or (c) to enable Opco to continue the operations of the Business following the Closing Date as presently conducted; provided, however, that with respect to any Transferred Contracts, the representation and warranty set forth in subparts (a), (b) and (c) above is made only with respect to Material Business Contracts.
     Section 3.04. Noncontravention. The execution, delivery and performance by Seller, New SPC, SPC and each of the Companies of this Agreement and the Ancillary Agreements and other Contribution and Closing documents referenced herein to which they are a party, and the consummation of the Transactions, do not, in the case of this Agreement, and will not as of Contribution and the Closing, in the case of this Agreement, the Ancillary Agreements and other Contribution and Closing documents referenced herein, (a) violate any provision of the Articles of Association, Bylaws or other organizational documents of Seller, New SPC, SPC or the Companies or the Preclosing Holdco LLC Agreement, (b) assuming the receipt of all consents, approvals, waivers and authorizations and the making of the notices and filings set forth on Schedule 3.3, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Seller, any of its Affiliates or the Companies, as the case may be, under, or result in a loss of any benefit to which Seller, any of its Affiliates or the Companies, as the case may be, is entitled under, any Transferred Contract, or result in the creation of any Encumbrance upon any of the Transferred Assets, or (c) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings set forth on Schedule 3.3, or required to be made or obtained by Buyer, violate or result in a breach of or constitute a default under any Law to which any of Seller, any of its Affiliates or the Companies are subject, or under any Governmental Authorization, other than, in the case of clause (b), conflicts, breaches, terminations, defaults, cancellations, accelerations, losses, violations or Encumbrances that would not, individually or in the aggregate, materially and adversely affect the Business or materially impair or delay the ability of any of Seller or the Companies to perform its respective obligations hereunder.
     Section 3.05. Binding Effect. This Agreement, when executed and delivered by Buyer, constitutes, and each of the Ancillary Agreements and other Contribution and Closing documents referenced herein to which any of Seller, New SPC, SPC or the Companies are a party, when executed and delivered by Seller and the Companies, Buyer and the other parties thereto, as applicable, will constitute a valid and legally binding obligation of Seller, New SPC, SPC and such Companies, as applicable, enforceable against Seller, New SPC, SPC and such Companies, as applicable, in accordance with its respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.
     Section 3.06. Financial Statements.
     (a) Set forth on Schedule 3.6(a) is (a) a copy of the unaudited balance sheets as of December 31, 2007 and 2008 and unaudited statement of income for the years ended

December 31, 2007 and 2008, of SPC (the “Historical Financial Statements”) and (b) a copy of the unaudited balance sheet and statement of income of SPC as of and for the period ending December 31, 2009 (the “Interim Financial Statements” and, together with the Historical Financial Statements, the “Financial Statements”). The Financial Statements have been prepared based on extracted and internal segment reports from SPC, are true, correct and complete, and fairly present, in all material respects, the financial condition and results of operations of SPC as of the dates thereof or the periods then ended and, solely to the extent specifically identified on Schedule 3.6(a), have been prepared in accordance with GAAP methodologies on a basis consistent with past practices throughout the periods involved, except for any footnotes required thereby and except in the case of the Interim Financial Statements, for normal year-end adjustments.
     (b) Set forth on Schedule 3.6(b) is a copy of the unaudited operating results of the Business for the years ended December 31, 2007, 2008 and 2009. The operating results set forth on Schedule 3.6(b) have been prepared based on extracted and internal segment reports from the Seller, are true, correct and complete, and fairly present, in all material respects, the operating results of the Business as of the dates thereof or the periods then ended.
     Section 3.07. Litigation and Claims. Except as set forth on Schedule 3.7:
     (a) There is no Legal Proceeding pending, or to the Seller’s Knowledge, threatened, against any of Seller or any of its Affiliates in connection with the Transferred Assets, the Business or the Transactions, other than those that, if adversely determined, do not and would not reasonably be expected to (i) involve a claim for damages to the Business in excess of $300,000 (ii) lead to the seeking of injunctive relief, or (iii) materially impair or delay the ability of any of Seller, New SPC, SPC or the Companies to effect the Closing.
     (b) None of Seller, its Affiliates, the Business or the Transferred Assets is subject to any Order affecting the Business, the Transferred Assets or the Transaction, other than those that, if adversely determined, do not and would not reasonably be expected to (i) involve a claim for damages to the Business in excess of $300,000, (ii) seek injunctive relief, or (iii) materially impair or delay the ability of any of Seller, New SPC, SPC or the Companies to effect the Closing.
     Section 3.08. Employees and Employee Benefits.
     (a) Except as set forth in Schedule 3.8(a), Seller has provided to Buyer a complete and accurate list of the following information for each Applicable Employee: current base salary or wages, as applicable, annual cash bonus opportunity plans, as applicable, annual paid time off or other vacation entitlement and any paid time off or other vacation carry-over from prior years and total balance of remaining accrued but unused paid time off and accrued but unused sick leave, or paid time off, as applicable, and years of credited service for purposes of vesting and eligibility to participate under any Benefit Plan. Except as set forth in Schedule 3.8(a), neither Seller nor any of its Affiliates is a party to any employment agreement of any kind, oral or written, with an Applicable Employee as of the date hereof. Except as set forth in Schedule 3.8(a), to the Knowledge of Seller, no Critical Employee has manifested a current intent to terminate his or her employment with SPC or Seller or any of its Affiliates, as applicable, or an intent to terminate his or her employment with the Companies following the consummation of the Transactions.
     (b) Schedule 3.8(b) sets forth a correct and complete list of all Benefit Plans. Seller has made available to Buyer true and complete copies of the most recent plan document (including all amendments thereto and trust agreements and insurance contracts associated with such plan document) and the most recent summary plan description (or a written description of all nonwritten Benefit Plans) and Forms 5500 and 990 (if applicable) for each Benefit Plan.
     (c) The Benefit Plans have been maintained and operated in all material respects in accordance with their terms and with the Laws (including, as applicable, ERISA and the Code). There are no pending or, to the Seller’s Knowledge, threatened actions, claims or lawsuits (other than routine claims for benefits (or as disclosed in Schedule 3.8(c)) or audits or investigations by any Governmental Entity arising from or relating to the Benefit Plans. To the Seller’s Knowledge, neither it nor any of its Affiliates have any direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee or with respect to any employee leased from another employer. Except as set forth on Schedule 3.8(c), no independent contractor has been engaged by Seller or any of its Affiliates to provide services to the Business for a period of at least 12 months.
     (d) Except as provided in Schedule 3.8(d), none of the Benefit Plans provides for post employment health or welfare benefit for any person beyond his or her retirement or other termination of employment or service, except (i) as may be required under COBRA Coverage or similar state law, or (ii) disability benefits under a welfare plan that is fully provided for by insurance.
     (e) Except as provided in Schedule 3.8(e), neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment becoming due to any Applicable Employee under a Benefit Plan or other compensatory arrangement (including but not limited to any severance benefits), (ii) increase any benefits otherwise payable under any Benefit Plan to any Applicable Employee, or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Benefit Plan to any Applicable Employee. The consummation of the Transactions contemplated by this Agreement will not cause any payments to be made by the Companies, Seller or any of their respective Affiliates that would be nondeductible (in whole or in part) under Section 280G of the Code.
     (f) Each Benefit Plan intended to be qualified under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service covering all applicable Laws, and no circumstances exist with respect to the operation of such Benefit Plan that could reasonably be expected to result in the imposition of any material liability, penalty or tax under ERISA or the Code, or to Seller’s Knowledge cause the loss of such qualification or exemption under Section 501(a) of the Code.
     (g) Except as provided in Schedule 3.8(g), neither Seller nor any of its Affiliates has any liability, contingent or otherwise, under any Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code or is described in Section 413 of the Code or Section 3(37) of ERISA or Section 3(40) of ERISA (“Pension Plan”).
     (h) Each contribution required to be made to a Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of §302(f) of ERISA, or otherwise, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Pension Plan. No liability to the Pension Benefit Guaranty Corporation (“PBGC”) (other than required insurance premiums, all of which have been paid) has been incurred by the Seller or any Affiliate (including any affiliate within the meaning of Code Sections 414 (b), (c), (m), or (o) or Section 4001 (a)(14) of ERISA) with respect to any Pension Plan. There has not been any ERISA Reportable Event, or any other event or condition which presents a material risk of termination of any Pension Plan by the PBGC. No termination of any Pension Plan has occurred or is reasonably expected to occur on or before the Closing Date.
     Section 3.09. Compliance With Laws. Except as disclosed on Schedule 3.9, (a) the Business has been for the period beginning January 1, 2007 and currently is being conducted in compliance in all material respects with all applicable Laws, (b) with respect to the Business, neither Seller nor any of its Affiliates have (i) received any written notice alleging any violation under any applicable Law or (ii) received or entered into any Order and (c) the Business has in full force and effect all Governmental Authorizations and Non-Governmental Authorizations necessary for the conduct of the Business as currently conducted other than those the absence of which is immaterial, and such Governmental Authorizations and Non-Governmental Authorizations shall not be adversely effected or lost upon the consummation of the Transactions; it being understood that nothing in this representation is intended to address any compliance issue that is specifically addressed by any other representation or warranty set forth herein. Seller does not maintain or conduct with respect to the Business, and since January 1, 2007 Seller has not maintained or conducted, with respect to the Business, any business, investment, operation or other activity in or with (A) any country or person targeted by any of the economic sanctions of the United States of America administered by the United States Treasury Department’s Office of Foreign Assets Control; (B) any person appearing on the list of Specially Designated Nationals and Blocked Persons issued by the United States Treasury Department’s Office of Foreign Assets Control; or (C) any country or person designated by the United States Secretary of the Treasury pursuant to the USA PATRIOT Act as being of “primary money laundering concern.”
     Section 3.10. Intellectual Property.
     (a) Schedule 3.10(a) sets forth a complete and accurate list of all (i) applications and registrations for Trademarks owned by Seller or any of its Affiliates and (ii) material unregistered Trademarks owned by Seller or any of its Affiliates, in each of clauses (i) and (ii), that are primarily used, held for use or acquired or developed for use in the Business as currently conducted and proposed to be conducted by Seller and its Affiliates. Schedule 3.10(a) lists (A) the jurisdictions in which each such item has been issued or registered, or in which any such application for such issuance and registration has been filed, (B) the record owner or applicant and (C) the registration or application date and number, as applicable. All of Seller’s or its Affiliates’ rights to the Intellectual Property set forth on Schedule 3.10(a) that is primarily used, held for use or acquired or developed for use in the Business is included in the Transferred Intellectual Property, except to the extent specifically included in Schedule 1.1(f) as Excluded Assets, or to the extent specifically included as Seller Licensed Intellectual Property subject to the IP/Software License Agreement, the Trademark License Agreement or the Tradename License Agreement, and will be exclusively owned by Opco at the Closing.
     (b) All of the Intellectual Property set forth in Schedule 3.10(a) owned by Seller or any of its Affiliates is subsisting and all necessary registration, maintenance, renewal and other relevant filing fees due through the date hereof in connection therewith have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such registered Intellectual Property in full force and effect. There are no filings, payments or similar actions that must be taken by Opco within 30 days following the Closing Date for the purposes of obtaining, maintaining, perfecting or renewing any such registrations and applications.
     (c) Except as set forth in Schedule 3.10(c), Seller and its Affiliates own exclusively or have the right to use (pursuant to valid and enforceable agreements) all Transferred Intellectual Property, Transferred Technology, and Seller Licensed Intellectual Property currently used or proposed to be used in the Business by Seller and its Affiliates and all Intellectual Property and Technology used in connection with the Service Agreements, except where the lack of such right would not, individually or in the aggregate, have a Material Adverse Effect on the operation of the Business. The Transferred Intellectual Property, the Transferred Technology and the Seller Licensed Intellectual Property, together with the Intellectual Property and Technology used in connection with the Service Agreements, includes all of the Intellectual Property and Technology necessary and sufficient for the conduct of the Business in all material respects as currently conducted and proposed to be conducted by Seller and its Affiliates and, immediately after the Closing, necessary for Opco to continue to operate and conduct the Business in all material respects as currently conducted and proposed to be conducted by Seller and its Affiliates. No employee, former employee, consultant or independent contractor of Seller or any of its Affiliates has any right, title or interest, directly or indirectly, in whole or in part, in any material Transferred Intellectual Property or Transferred Technology owned by Seller or any of its Affiliates. To the Seller’s Knowledge, no employee, former employee, consultant or independent contractor of Seller or any of its Affiliates engaged in the Business is, as a result of or in the course of such employee’s, former employee’s, consultant’s or independent contractor’s engagement, in default or breach of any material term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement with a third party.

     (d) All of the Transferred Intellectual Property and Seller Licensed Intellectual Property owned by Seller or any of its Affiliates are valid and enforceable. Except as set forth in Schedule 3.7, neither the conduct of the Business nor any of the Transferred Intellectual Property, Transferred Technology or Seller Licensed Intellectual Property owned by Seller or any of its Affiliates, the Intellectual Property and Technology used in connection with the Service Agreements and owned by Seller or any of its Affiliates or the products sold or services provided by Seller or any of its Affiliates in connection with the Business infringes upon, constitutes or results from a misappropriation of or otherwise violates the Intellectual Property rights of any other Person. To the Seller’s Knowledge, none of the Transferred Intellectual Property, Transferred Technology or Seller Licensed Intellectual Property owned by Seller or any of its Affiliates is being infringed upon, misappropriated or violated by any other Person.
     (e) Seller and its Affiliates have all rights necessary to (1) grant the licenses and other rights granted under the IP/Software License Agreement, the Trademark License Agreement and the Tradename License Agreement and (2) provide the services and other rights defined by the Service Agreements.
     (f) Neither the execution of this Agreement, the consummation of the transactions contemplated by this Agreement, nor the conduct of the business and operations of Seller or any of its Affiliates as currently conducted and proposed to be conducted will result in Opco, Seller or any of its Affiliates granting to any third party any right to any Technology or Intellectual Property owned by, or licensed to, Seller and its Affiliates.
     (g) Except as set forth in Schedule 3.7, there is no litigation, opposition, cancellation, Legal Proceeding, objection or claim pending, asserted in writing or, to the Seller’s Knowledge, threatened by any third party against Seller or any of its Affiliates, before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) concerning the exclusive ownership, validity, registerability, enforceability, infringement, misappropriation or use of any Transferred Intellectual Property, Transferred Technology or Seller Licensed Intellectual Property owned by Seller or any of its Affiliates or any of the Intellectual Property and Technology used in connection with the Service Agreements and owned by Seller or any of its Affiliates, nor has any claim or demand been made in writing against Seller or any of its Affiliates by any third party that (i) challenges the validity, enforceability, use or exclusive ownership of any Transferred Intellectual Property, Transferred Technology, Seller Licensed Intellectual Property or any of the Intellectual Property and Technology used in connection with the Service Agreements or (ii) alleges any infringement, misappropriation or violation of any Intellectual Property of any third party, or unfair competition or trade practices, by Seller or any of its Affiliates, and Seller is not aware of any basis for any such claim or demand.
     (h) Seller and its Affiliates (i) have taken commercially reasonable measures to protect, maintain and preserve the (A) operation and security of their Software, firmware, middleware, servers, systems, networks, workstations, data communication lines and all other information technology equipment used, held for use or acquired or developed for use in the Business as currently conducted and proposed to be conducted by Seller and its Affiliates, (B) the secrecy and confidentiality of all Trade Secrets and confidential and proprietary information used, held for use or acquired or developed for use in the Business as currently conducted and proposed to be conducted by Seller and its Affiliates and (C) Intellectual Property material to the Business (ii) abide by all internal policies and applicable Laws regarding the collection, use and disclosure of personally identifiable and other confidential information, including customer and client information, and (iii) are not subject to any pending or, to the Seller’s Knowledge, threatened claim that alleges a breach of any of the foregoing with respect to the Business.
     (i) The Transferred Software and the Software that is included in the Seller Licensed Intellectual Property, unless modified other than by or for Seller or any of its Affiliates, conform in all material respects to all written specifications for their use in the conduct of the Business as currently conducted and are free in all material respects to bugs, errors, viruses, malware and other contaminants.
     (j) Schedule 3.10(j) sets forth a complete and accurate list of (i) all Transferred Software owned exclusively by Seller and its Affiliates and that is material to the Business, (ii) all other material Software primarily used, held for use or acquired or developed for use in the Business as currently conducted and proposed to be conducted in the Business that is not exclusively owned by Seller and its Affiliates, (iii) all other material Software used, held for use or acquired or developed for use in the Business as currently conducted and proposed to be conducted in the Business that is not subject to the foregoing (i) or (ii), but in each case excluding “shrink wrap,” “click through,” “browse wrap,” commercial-off-the-shelf or other similar software available on reasonable terms for a license fee of no more than $150,000, and (iv) all Transferred Data.
     (k) Except to the extent contained in Software licensed to Seller or any of its Affiliates by a third party, no open source Software, freeware or other Software distributed under similar licensing or distribution models (including Software licensed or distributed under GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), the Artistic License, the Mozilla Public License, the Netscape Public License, the Sun Community License (SCSL), the Sun Industry Standards License (SISL), the BSD License or the Apache License) has been incorporated into any Transferred Software owned by Seller or any of its Affiliates that would in any way obligate Seller or any of Affiliates to disclose to any third party the source code for any such Transferred Software. Neither the Seller nor any of its Affiliates has provided, or is obligated to provide, to any third party, the source code for any Software owned by the Seller or any of its Affiliates that is included in the Transferred Software.
     Section 3.11. Labor.
     (a) Neither Seller nor its Affiliates are or have ever been a party to or bound by any labor agreement, union contract or collective-bargaining agreement with respect to the Business or any Applicable Employee.
     (b) For the past three years there have been no and there are no pending, or to the Seller’s Knowledge, threatened, strike, walkout or other work stoppage or any union-organizing effort by or on behalf of any of the Applicable Employees.

     (c) For the past three years there have been no and there are no unfair labor practice charges or complaints against any of Seller or any of its Affiliates in connection with the Business or any Applicable Employee pending, or to Seller’s Knowledge, threatened, before the National Labor Relations Board or other Government Entity, and to Seller’s Knowledge, there is no legal basis for such charge or complaint.
     (d) Except as set forth on Schedule 3.11(d), Seller and its Affiliates operate, and for the past three years have operated, the Business in compliance in all material respects with all Laws relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” Law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax, and there has been no “mass layoff” or “plant closing” as defined by WARN with respect to the Business within the six months prior to Closing.
     (e) As of the date hereof, there are no labor or employment claims, grievances, arbitration demands, actions, suits or disputes pending or, to the Seller’s knowledge, threatened involving the Seller and its Affiliates or any of its subsidiaries and any of their employees or former employees, except for routine benefit claims.
     Section 3.12. Certain Transferred Contracts.
     Schedule 3.12 sets forth the following Transferred Contracts (the “Material Business Contracts”), provided, that a Material Business Contract referenced by more than one description need only be listed once on Schedule 3.12:
     (a) each Merchant Contract with a Top Merchant Customer;
     (b) each Prepaid Contract with a Top Prepaid Customer;
     (c) each Third Party Referral Contract with a Top Referral Provider;
     (d) each Independent Sales Organization Contract and/or Agent Bank Contract with a Top ISO;
     (e) any agreement for the lease of personal property related to the Business to or from any Person pursuant to which Seller or its Affiliates made lease payments in excess of $100,000 during the twelve-month period ended December 31, 2009 or for which the Business has an obligation to make payments during the 2010 calendar year in excess of $100,000;
     (f) any agreement for the purchase of materials, supplies, products, or other personal property or any capital expenditures, or for the receipt of services, related to the Business pursuant to which Seller or its Affiliates made payments in excess of $100,000 during the twelve-month period ended December 31, 2009 or for which the Business has an obligation to make payments during the 2010 calendar year in excess of $100,000;

     (g) any agreement for the distribution or sale of supplies, products, or other personal property, or for the furnishing of services which accounted for revenues of the Business in excess of $100,000 during the twelve-month period ended December 31, 2009 or for which the Business is expected to receive revenue during the 2010 calendar year in excess of $100,000;
     (h) any contract, lease or sublease concerning the use, occupancy, management or operation of any real property related to the Business;
     (i) any agreement concerning a partnership or joint venture or other agreements involving the sharing of profits and losses of the Business with any partnership, joint venture, or other jointly formed entity;
     (j) any agreement which creates or causes the incurrence, assumption or guarantee of any indebtedness or which provides for the indemnification of another Person, or which has created any Lien on any Transferred Assets, except for any such agreement entered into in the Ordinary Course;
     (k) any agreement concerning confidentiality, except for such agreements entered into in connection with transactions or communications with third parties in the Ordinary Course or any settlement agreement related to the Business;
     (l) any settlement agreements related to the Business in which Seller or its Affiliates settled or agreed to settle for an amount in excess of $100,000 since January 1, 2007;
     (m) any agreement material to the operations of the Business to which Seller, or any Affiliate of Seller is a party other than those set forth on Schedules 3.12 (e), (f) or (g);
     (n) each Independent Sales Organization Contract and/or Agent Bank Contract with a Top ISO which contains, and any other agreements containing, covenants restricting the business activity or limiting the freedom of the Seller to engage in the Business or SPC to engage in any business or, in either case, to compete with any Person or restricting the use of information received pursuant to any such agreements (other than agreements entered into in the Ordinary Course with covenants regarding the non-solicitation of employees or customers of the parties thereto);
     (o) any independent contractors (other than vendors), distributors, dealers, sales agencies or franchisee agreements related to the Business;
     (p) any written warranty or guaranty with respect to contractual performance extended by the Business other than in the Ordinary Course;
     (q) all agreements relating to the future disposition or acquisition of any Transferred Asset, other than dispositions or acquisitions in the Ordinary Course;
     (r) all agreements granting to any Person an option for a first refusal, first-offer or similar preferential right to purchase or acquire any material assets of the Business;

     (s) all contracts and agreements with any agent, representative, Independent Sales Organization that is a Top ISO or Top Referral Provider that is not terminable without penalty on 30 days’ or less notice;
     (t) all outstanding powers of attorney empowering any Person to act on behalf of Seller or any of the Companies with respect to the Business other than in the Ordinary Course;
     (u) standby letters of credit, bank guarantees and surety bonds issued by any bank, financial institution or surety company with respect to obligations of the Business;
     (v) all agreements limiting or that would limit the ability of Seller or any of its Affiliates to exploit fully any of the Transferred Intellectual Property in any manner that would be material to the Business as of the date hereof;
     (w) all (1) material agreements licensing a third party’s Intellectual Property to the Seller or any of its Affiliates for use in connection with the Business as currently conducted and proposed to be conducted or (2) agreements licensing from the Seller or any of its Affiliates to a third party any item of the Transferred Intellectual Property
     (x) all contracts not entered into in the Ordinary Course of the Business under which Seller and its Affiliates collectively were obligated to make payments since January 1, 2009 through December 31, 2009 relating to the Business in excess of $100,000 or for which the Business has an obligation to make payments during the 2010 calendar year in excess of $100,000; and
     (y) any amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing except for such amendments, supplements and modifications that are entered into in the Ordinary Course and would not be reasonably expected to have a Material Adverse Effect.
     Except as set forth in Schedule 3.12, all Material Business Contracts are in full force and effect and to Seller’s Knowledge, are enforceable against each party thereto in accordance with the express terms thereof, except insofar as enforcement may be limited by bankruptcy, insolvency, or other Laws affecting generally the enforceability of creditors’ rights and by limitations on the availability of equitable remedies. Except as set forth in Schedule 3.12, there does not exist under any Material Business Contract any material violation, breach or event of default, or alleged material violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a material violation, breach or event of default thereunder on the part of any of Seller or its Affiliates or, to the Seller’s Knowledge, any other party thereto, Except as set forth in Schedule 3.12, there are no material disputes pending or, to Seller’s Knowledge, threatened under any Material Business Contract. Except as set forth on Schedule 3.12, as of the date hereof, neither Seller nor SPC have received any written notice from any party to such Material Business Contract that such party intends to terminate, cancel, not to renew or to otherwise modify or amend, or to request an amendment or modification of, in any material respect (including any material increase or change to the pricing terms), such Material Business Contract to which it is a party.

True, correct and complete copies of the Transferred Contracts (or true, correct and complete summaries of any Transferred Contracts that are not in writing) have been made available to Buyer.
     Section 3.13. Absence of Changes. Except as set forth in Schedule 3.13, since the date of the Interim Financial Statements, (a) Seller and each of its Affiliates (i) have conducted the Business in the Ordinary Course, and (ii) the Business has not experienced any event or condition, and to Seller’s Knowledge, no event or condition is threatened, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) none of the actions or events prohibited or circumscribed by Section 5.02 have been taken or have occurred, except as permitted by this Agreement, (c) Seller has not transferred, leased or otherwise disposed of any of the assets or properties of the Business or acquired any assets or properties for the Business, other than in each case in the Ordinary Course or as permitted by this Agreement, (d) there has not been any change by any of Seller or its Affiliates in accounting or Tax reporting principles, methods or policies that would have the effect of increasing the Tax liability of the Companies or Buyer for any period ending after the Closing Date or decreasing any Tax attribute existing on the Closing Date, and (e) Seller has not made or rescinded any election relating to Taxes or settled or to Seller’s Knowledge compromised any claim, action, suit, litigation, Legal Proceeding, arbitration, investigation, audit or controversy relating to Taxes that would have the effect of increasing the Tax liability of the Companies or Buyer for any period ending after the Closing Date or decreasing any Tax attribute existing on the Closing Date.
     Section 3.14. Assets.
     (a) Title to Property. Seller and SPC have good and valid title to the personal tangible property included in their respective Transferred Assets, and at the time of the Contribution and/or the Closing (which, for the avoidance of doubt, includes all of the Transferred Assets), each will transfer to the Companies, as applicable, good and valid title to the personal tangible property included in such Transferred Assets, in each case free and clear of all Encumbrances, except Permitted Encumbrances.
     (b) Sufficiency of Assets. Except for the Excluded Assets and the Excluded Services, the Transferred Assets, when taken together with the Seller Licensed Intellectual Property, the Seller Services (including any Intellectual Property and Technology used in connection with the Services Agreements and the provision of such Seller Services) and the Seller Leased Property, constitute all the assets, properties, contracts, Governmental Authorizations, Non-Governmental Authorizations and rights, tangible and intangible (including Intellectual Property, Technology and Software), of Seller and its Affiliates necessary to conduct the Business in all material respects as currently conducted and, immediately after the Closing, necessary for Opco to continue to operate and conduct the Business in all material respect as currently conducted and proposed to be conducted by the Seller and its Affiliates. The Transferred Assets (i) are free of material defects, (ii) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and (iii) conform with, and can be operated in accordance with, all applicable Law. To Seller’s Knowledge, there is no defect or problem with any of the Transferred Assets. To Seller’s Knowledge, except as set forth on Schedule 3.14(b), all Terminals deployed by Seller or its Affiliates used in the Business, whether sold, leased or licensed to Merchant Customers, complied at the time of deployment with applicable Law and applicable the rules and regulations of the Bank Card Associations and the PCI-Security Standards Council. To Seller’s Knowledge, except as set forth on Schedule 3.14(b), all Terminals leased by Seller or its Affiliates used in the Business to Merchant Customers, comply with applicable Law and applicable rules and regulations of the Bank Card Associations and the PCI-Security Standards Council.
     Section 3.15. Absence of Liabilities. Except as (i) specifically reflected, reserved against or otherwise disclosed in the Financial Statements, (ii) Liabilities in the Ordinary Course incurred since the date of the Interim Financial Statements, and (iii) set forth on Schedule 3.15 or such Liabilities that are otherwise Excluded Liabilities, (A) there are no Liabilities of the Business or related to the Transferred Assets and (B) the Liabilities set forth on Schedule 3.15 are not individually or in the aggregate material to the Business.
     Section 3.16. Finders’ Fees. Except for Sandler O’Neill & Partners, L.P. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, whose fees will be paid by Seller, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any of Seller or its Affiliates who might be entitled to any fee or commission from any of Seller or its Affiliates in connection with the Transactions.
     Section 3.17. Taxes.
     (a) There is no lien for Taxes upon any of the Transferred Assets, SPC or upon any of the equity interests in the Companies to be issued nor, to the Seller’s Knowledge, is any taxing authority in the process of imposing any lien for Taxes on any of the Transferred Assets, SPC or upon any of the equity interests in the Companies to be issued, other than liens for Taxes that (i) are not yet due and payable or (ii) for Taxes the validity or amount of which is being contested by any of Seller or its Affiliates in good faith by appropriate action and which have been sufficiently reflected or reserved against on the face of the balance sheets contained in the Financial Statements and are set forth in Schedule 3.17(a).
     (b) Since the date of the most recent balance sheet contained in the Interim Financial Statements, Seller and SPC have not incurred any material Taxes with respect to the Business, other than Taxes incurred in the Ordinary Course consistent in type and amount with the past practices of Seller or SPC, as applicable.
     (c) All material Tax Returns with respect to, in connection with, associated with or related to the Business required to be filed by or on behalf of Seller or SPC have been timely filed and, when filed, were true, correct and complete in all material respects. All material Taxes owed and/or due and payable by Seller or SPC (whether or not shown on any Tax Return) with respect to the Business have been or will be timely paid by Seller or SPC, as the case may be, other than Taxes that (i) the validity or amount of which is being contested by Seller or one of its Affiliates in good faith by appropriate action, (ii) have been sufficiently reflected or reserved against on the face of the balance sheets contained in the Financial Statements and (iii) are set forth on Schedule 3.17(a). Seller and SPC have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all information returns related to such amounts have been properly completed and timely filed.
     (d) At all times from the date of this Agreement until the purchase by Buyer of the Class A Units, Seller and New SPC shall operate Holdco and Opco in such a manner that, for U.S. federal income tax purposes, Holdco will continue to be treated as a partnership and Opco will continue to be treated as a disregarded entity under Treasury Regulations Section 301.7701-3.
     (e) Any deficiencies asserted or assessments made as a result of any examinations by any Government Entity of the Tax Returns relating to the Transferred Assets, the Business or SPC have been fully paid, and there are no other audits or investigations by any Government Entity in progress, nor has any of Seller or its Affiliates received any written notice from any Government Entity that it intends to conduct such an audit or investigation relating to the Transferred Assets or the Business.
     (f) Since January 1, 2006, no written claim has been made by a Government Entity in a jurisdiction in which any of Seller or its Affiliates does not currently file a Tax Return such that any of Seller or its Affiliates is or may be subject to taxation by that jurisdiction in respect of the Transferred Assets or the Business.
     (g) Except as set forth on Schedule 3.17(g), no agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) or the period for filing any Tax Return, in each case with respect to SPC has been executed or filed with any Government Entity by or on behalf of Seller or the Companies. Neither Seller nor SPC have requested any extension of time within which to file any Tax Return with respect to SPC, the Business or the Transferred Assets, which Tax Return has since not been filed.
     (h) Seller is not a “foreign person” within the meaning of Section 1445 of the Code.
     (i) None of the Transferred Assets are an interest in an entity taxable as a corporation, partnership, trust or real estate mortgage investment conduit for federal income tax purposes.
     (j) No power of attorney with respect to any Tax matter is currently in force with respect to the Transferred Assets, the Business or SPC that would, in any manner, bind, obligate or restrict the Companies.
     (k) Neither Seller nor any of its Affiliates has executed or entered into any agreement with, or obtained any consents or clearances from, any Government Entity, or has been subject to any ruling guidance specific to any Seller or its Affiliates with respect to Taxes or any Tax Return, that would be binding on the Companies for any taxable period (or portion thereof) ending after the Closing Date.

     (l) Except as set forth on Schedule 3.17(l), SPC (i) is not a party to and is not bound by any Tax sharing, indemnification or allocation agreement or arrangement, (ii) has not been a member of an affiliated group filing a consolidated, combined or unitary Tax Return and (iii) has no liability for the Taxes of any other person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.
     Section 3.18. Environmental Matters.
     (a) With respect to the Business, to the Seller’s Knowledge, Seller and SPC are in material compliance with all Laws relating to environmental contamination, pollution or the protection of the environment, natural resources or human health and safety as it relates to exposure to any harmful substance (“Environmental Laws”).
     (b) With respect to the Business, to the Seller’s Knowledge, neither Seller nor SPC has received any written notice of any claim, demand, action, suit, Legal Proceeding or other communication by any person alleging any violation of, or any actual or potential Liability under any Environmental Law (“Environmental Claim”), and to the Seller’s Knowledge, there is no Environmental Claim currently threatened with respect to the Business or the Transferred Assets.
     (c) Notwithstanding any other representation or warranty in Article III, the representations and warranties in this Section 3.18 constitute the sole representations and warranties of Seller with respect to any Environmental Law or Environmental Claim.
     Section 3.19. Top Merchant Customers.
     (a) Schedule 3.19(a) lists (i) each Merchant Customer that individually or with its Affiliates was one of the top twenty (20) largest Merchant Customers of the Business based on net revenue of the Business for the nine-month period ending September 30, 2009 (the “Top Merchant Customers”); (ii) the total dollar amount of net revenue attributable to each such Top Merchant Customer for the calendar year 2008 and the nine-month period ending September 30, 2009, (iii) the applicable volume (Bank Card Association dollar and transaction volume) for each such Top Merchant Customer for the calendar year 2008 and the nine-month period ending September 30, 2009; and (iv) the aggregate volume (Bank Card Association dollar volume) for the remaining Merchant Customers for the calendar year 2008 and the nine-month period ending September 30, 2009.
     (b) Except as set forth on Schedule 3.19(b), Seller has not received any oral or written notice from any Top Merchant Customer that such Top Merchant Customer intends to terminate, cancel, not to renew, or to otherwise modify or amend, or to request a modification or amendment of, in any material respect (including any material reduction or change to pricing terms) any such Transferred Contract to which it is a party. Seller has delivered a true, accurate and complete copy of each Merchant Contract with a Top Merchant Customer to Buyer.
     (c) Seller has delivered to Buyer a true, accurate and complete copy of the current version of the standard form Merchant Contract presently used by Seller and a true,

accurate and complete copy of each other materially different version of the standard form Merchant Contract used by Seller or the Business during the last five (5) years. All Merchant Contracts were created by Seller and/or SPC in accordance with its then current customary credit review and acceptance criteria for the Business, which in all cases were in material compliance with any applicable rules and regulations of the Card Associations. Except as set forth on Schedule 3.19(c), all Merchant Customers are in material compliance with the current credit review and acceptance criteria the Business.
     (d) Except as set forth in Schedule 3.19(d), which contains the estimated aggregate annual loss for calendar year 2009 with respect to the Merchant Contracts, all Merchant Contracts provide for a Top Merchant Customer service charge for credit card transactions and/or debit card transactions which meets or exceeds Interchange Fees charged by the applicable Card Association.
     (e) Except as set forth in Schedule 3.19(e), Seller has valid and binding Merchant Contracts in full force and effect with each Merchant Customer.
     (f) Except as set forth in Schedule 3.19(f), none of the Merchant Customers have prepaid their Merchant Contracts.
     Section 3.20. Top Prepaid Customers.
     (a) Schedule 3.20(a) lists (i) each Prepaid Customer that individually or with its Affiliates was one of the top twenty (20) largest Prepaid Customers of the Business based on value load of the Business for the nine-month period ending September 30, 2009 (the “Top Prepaid Customers”) and (ii) the total dollar amount of value load to each such Top Prepaid Customer for the calendar year 2008 and the nine-month period ending September 30, 2009.
     (b) Except as set forth on Schedule 3.20(b), Seller has not received any oral or written notice from any Top Prepaid Customer that such Top Prepaid Customer intends to terminate, cancel, not to renew, or to otherwise modify or amend, or to request a modification or amendment of, in any material respect (including any material reduction or change to pricing terms) any such Transferred Contract to which it is a party. Seller has delivered a true, accurate and complete copy of each Prepaid Contract with a Top Prepaid Customer to Buyer.
     (c) Seller has delivered to Buyer a true, accurate and complete copy of the current version of the standard form Prepaid Contract presently used by Seller or the Business and a true, accurate and complete copy of each other materially different version of the standard form Prepaid Contract used by Seller and/or SPC during the last two (2) years. All Prepaid Contracts were created by Seller in accordance with its then current customary credit review and acceptance criteria for the Business, which in all cases were in material compliance with any applicable rules and regulations of the Card Associations. Except as set forth on Schedule 3.20(c), all Prepaid Customers are in material compliance with the current credit review and acceptance criteria of the Business.
     Section 3.21. Top Referral Providers.

     (a) Schedule 3.21(a) lists (i) each Third Party Referral Provider that individually or with its Affiliates was one of the top twenty (20) largest Third Party Referral Providers of the Business based on net revenue of the Business for the nine-month period ending September 30, 2009 (the “Top Referral Providers”) and (ii) the total dollar amount of net revenue attributable to each such Top Referral Provider for the calendar year 2008 and the nine-month period ending September 30, 2009.
     (b) Except as set forth on Schedule 3.21(b), Seller has not received any oral or written notice from any Top Referral Provider that such Top Referral Provider intends to terminate, cancel, not to renew, or to otherwise modify or amend, or to request a modification or amendment of, in any material respect (including any material reduction or change to pricing terms) any such Transferred Contract to which it is a party. Seller has delivered a true and complete copy of each Third Party Referral Contract with a Top Referral Provider to Buyer.
     (c) Seller has delivered to Buyer a true, accurate and complete copy of the current version of the standard forms Third Party Referral Contract presently used by Seller or the Business and a true, accurate and complete copy of each other materially different version of the standard form Third Party Referral Contract used by Seller and/or SPC during the last five (5) years. All Third Party Referral Contracts were created by Seller in accordance with its then current customary credit review and acceptance criteria for the Business, which in all cases were in material compliance with any applicable rules and regulations of the Card Associations. Except as set forth on Schedule 3.21(c), all Third Party Referral Providers are in material compliance with the current credit review and acceptance criteria of the Business.
     Section 3.22. Top Independent Sales Organizations and Agent Banks.
     (a) Schedule 3.22(a) lists (i) each Independent Sales Organization and/or Agent Bank that individually or with its Affiliates was one of the top twenty largest Independent Sales Organizations and/or Agent Banks based on net revenue for the nine-month period ending September 30, 2009 (the “Top ISOs”) and (ii) the total dollar amount of net revenue attributable to each such Top ISO for the calendar year 2008 and the nine-month period ending September 30, 2009.
     (b) Except as set forth on Schedule 3.22(b), (i) Seller has not received any oral or written notice from any Top ISO that such Top ISO intends to terminate, cancel, not to renew, or to otherwise modify or amend, or to request a modification or amendment of, in any material respect (including any material reduction or change to pricing terms) any such Transferred Contract to which it is a party and (ii) all Independent Sales Organizations and Agent Banks are subject to valid and binding Independent Sales Organization Contracts or Agent Bank Contracts, as applicable. Seller has delivered a true and complete copy of each Independent Sales Organization Contract or Agent Bank Contract, as applicable, with a Top ISO to Buyer.
     (c) Seller has delivered to Buyer a true, accurate and complete copy of the current version of the standard form Independent Sales Organization Contract and Agent

Bank Contract presently used by Seller or the Business and a true, accurate and complete copy of each other materially different version of the standard form Independent Sales Organization Contract or Agent Bank Contract used by Seller and/or SPC during the last five (5) years. All Independent Sales Organization Contracts and Agent Bank Contracts were created by Seller in accordance with its then current customary credit review and acceptance criteria for the Business, which in all cases were in material compliance with any applicable rules and regulations of the Card Associations. Except as set forth on Schedule 3.22(c), all Independent Sales Organizations and Agent Banks are in material compliance with the current credit review and acceptance criteria of the Business.
     Section 3.23. Related Party Transactions. Except as set forth on Schedule 3.23, there are no Transferred Contracts or other arrangements related to the Business to which any of Sellers or its Affiliates or any of their respective directors or officers (“Related Persons”) is a counterparty.
     Section 3.24. Regulatory Matters; Security Breaches; Outages.
     (a) There has been no failure by the Business to comply with the applicable bylaws, operating rules and identification standards manual of, and any other rules, regulations, manuals, policies and procedures promulgated by, Visa, Inc. and its subsidiaries and Affiliates, MasterCard Incorporated and its subsidiaries and Affiliates or any other applicable bankcard associations or networks, gateway services or other networks or the payment card industry (including Payment Card Industry Data Security Standards, Visa’s Cardholder Information Security program, MasterCard’s Site Data Protection program and Discover Network’s Debit and Prepaid Operating Regulations), in each case as may be in effect from time to time (collectively, “Network Rules”) that would materially and adversely affect Opco’s participation in the applicable network. Since January 1, 2009, Seller and its Affiliates have properly responded in all respects to all written notice alleging any failure to comply with the rules and regulations of the Bank Card Associations.
     (b) The Business has implemented, and is in material compliance with, commercially reasonable technical measures to assure the integrity and security of transactions executed through its computer systems and of all confidential or proprietary data. Except as set forth in Schedule 3.24(b), (i) since January 1, 2007, to the Seller’s Knowledge, there has been no actual material breach of security or unauthorized access to or acquisition, use, loss, destruction, compromise or disclosure of any personal information, confidential or proprietary data or any other such information maintained or stored by the Business in systems directly under its control involving (a) data of any customers or other similarly situated individuals impacting more than 25 such individuals in connection with any such particular breach and (b) with Losses that have exceeded, or would be reasonably expected to exceed, $1,500,000 (a “Material Security Breach”) and (ii) neither Seller nor any of its Affiliates has received written notice alleging the occurrence of a Material Security Breach.
     (c) Except as set forth in Schedule 3.24(c), since January 1, 2007, to the Seller’s Knowledge, there have been no facts or circumstances that would require the Business to give notice to any customers or other similarly situated individuals of any actual or perceived data security breaches pursuant to an applicable Law requiring notice of such a breach.
     (d) Schedule 3.24(d) sets forth a complete and accurate list of all current privacy and data security policies that are used by the Business with regard to the collection and use of personally identifiable information and the dates that each such policy was in place, together with a list of all Network Rules applicable to the Business. Seller and SPC are in material compliance with all such policies and all Laws relating to data, the collection and use of data, personally identifiable information and bulk commercial faxes and e-mail (e.g., spam) related to the Business. Seller has provided to Buyer true, correct and complete copies of each such policy.
     Section 3.25. Insurance. Seller has insurance policies in full force and effect (a) for such amounts as are sufficient for all requirements of Law and all Transferred Contracts and (b) which are in such amounts, with such deductibles and against such risks and losses, as are reasonable for the Business and the Transferred Assets, and Schedule 3.25 sets forth with respect to the Business a loss run for claims in excess of $250,000 made with respect to the Business and/or the Transferred Assets under such policies within the last three years. Excluding insurance policies that have expired and been replaced in the Ordinary Course, no insurance policy with respect to the Business has been cancelled within the last two years, and to the Seller’s Knowledge, no threat has been made to cancel any insurance policy of Seller during such period. No event has occurred including the failure by Seller to give any notice or information, or Seller giving any inaccurate or erroneous notice or information, which limits or impairs the rights of Seller under any such insurance provisions.
     Section 3.26. Solvency. Immediately after giving effect to the Closing and the Transactions, Seller and its Subsidiaries (a) will be able to pay their respective debts as they become due and (b) shall have adequate capital to carry on their respective businesses. No transfer of property is being made, and no obligation is being incurred, in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Seller or any of its Subsidiaries. Seller acknowledges that it is selling the Transferred Assets to the Companies in exchange for reasonably “equivalent value,” as such term or similar terms are used in any potentially applicable fraudulent conveyance Laws.
     Section 3.27. Sponsorship Agreements. The terms and conditions of the Acquiring Sponsorship Agreement and Prepaid Card Sponsorship Agreement (the “Sponsorship Agreements”), the arrangement between Opco and Seller contemplated thereby, Opco’s membership, sponsorship into, or participation in, the Card Associations contemplated thereby and the clearing, settlement and sponsorship services to be performed by Seller and its Affiliates to Opco as contemplated thereby are permitted under all Network Rules of the Card Associations, and, to Seller’s Knowledge, none of the Card Associations has disclosed any intent to, or has prohibited or otherwise limited or imposed additional restrictions applicable to such arrangement. The Card Associations into which Opco will be sponsored, or in which Opco will participate pursuant to the Sponsorship Agreements represent all of the payment card networks of which the Business is a member, into which the Business is sponsored, or in which the Business participates, as of the date hereof and as of immediately before the Closing.

     Section 3.28. Representations under the Ancillary Agreements. At the Closing each of the representations and warranties made by the Companies under any of the Ancillary Agreements shall be true and correct in all respects, and immediately following the Closing the Companies will not be in breach of any of their covenants or obligations under any of the Ancillary Agreements.
     Section 3.29. Chargebacks and Credit Losses. The unreimbursed Chargebacks and Credit Losses relating to Merchant Customers of the Business (including any unreimbursed Chargebacks and Credit Losses that are being subsidized or paid for by any division or Affiliate of the Seller outside of the Business) have been appropriately estimated and accounted for and reflected in the Historical Financial Statements.
     Section 3.30. Credit and Customer Files. Seller has provided true, accurate and complete credit memorandums to the Buyer with respect to each Top Merchant and each Top ISO and each Merchant Customer with delayed delivery exposure of $200,000 or more and each Person set forth on Schedule 3.30 at subparts (i), (ii) and (iii). Schedule 3.30 sets forth by name the following: (i) each Merchant Customer identified by the chargeback monitoring programs of the Bank Card Associations during the nine-month period ending September 30, 2009; (ii) Merchant Customers with delayed delivery exposure of $200,000 or more; (iii) Merchant Customers with escrow/reserve amounts in excess of $50,000; (iv) Merchant Customers in a bankruptcy-related Legal Proceeding with a Loss greater than $5,000; (v) non-PCI-compliant level 1, 2 and 3 Merchant Customers; (vi) Merchant Customers that experienced account data compromise in 2009 and/or 2010; and (vii) Merchant Customers in litigation with Seller.
     Section 3.31. No Other Representations or Warranties.
     (a) Except for the representations and warranties contained in this Agreement, the Ancillary Agreements and the certificate delivered pursuant to Section 6.02(e), neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller.
     (b) In particular, without limiting the foregoing disclaimer, except as stated in this Agreement, no Person makes or has made any representation or warranty to Buyer with respect to (i) any financial projection or forecast relating to Seller, SPC, the Companies or the Business or (ii) any oral or written information presented to Buyer during any management presentation, including any question and answer session thereto or any oral or written information provided to Buyer in the course of its due diligence investigation of the Seller, SPC, the Companies and the Business, the negotiation of this Agreement or in the course of the Transactions contemplated hereby. With respect to any projection or forecast delivered by or on behalf of Seller to Buyer, Buyer acknowledges that (A) there are uncertainties inherent in attempting to make such projection and forecasts, (B) it is familiar with such uncertainties, (C) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it and (D) it shall have no claim against any Person with respect thereto other than a claim for fraud, bad faith or intentional misrepresentation.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Seller as follows:
     Section 4.01. Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Buyer has all requisite power and authority to own and operate its respective properties and assets and to carry on its respective business as currently conducted. Buyer is duly qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its respective properties and assets or the conduct of its respective business requires such qualification, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, impair or delay Buyer’s ability to perform its obligations hereunder.
     Section 4.02. Authorization. Buyer has full power and authority to execute and deliver this Agreement and will have full power and authority at Closing to execute and deliver each of the Ancillary Agreements and other Closing documents referenced herein to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement have been duly and validly authorized and each of the Ancillary Agreements and other Closing documents referenced herein to which it is a party will have been duly and validly authorized at Closing, and no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Buyer of this Agreement or will be required in connection with the execution, delivery and performance by Buyer of any of the Ancillary Agreements and other Closing documents referenced herein to which it is a party.
     Section 4.03. Consents and Approvals. Except as set forth on Schedule 4.3, no consent, approval, waiver, authorization, notice or filing is required to be obtained by Buyer from, or to be given by Buyer to, or made by Buyer with, any Government Entity or Self-Regulatory Organization or other Person in connection with the execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements or the other Closing documents referenced herein to which it is a party, other than those the failure of which to obtain, give or make would not, individually or in the aggregate, materially impair or delay the ability of Buyer to effect the Closing or to perform its obligations under this Agreement and the Ancillary Agreements and the other Closing documents referenced herein to which it is a party.
     Section 4.04. Noncontravention. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements and the other Closing documents referenced herein to which it is a party, and the consummation of the Transactions, do not, in the case of this Agreement, and will not as of the Closing, in the case of this Agreement, the Ancillary Agreements and other Closing documents referenced herein, (a) violate any provision of the Articles of Incorporation, Bylaws or other organizational documents of Buyer and (b) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings set forth on Schedule 4.3 or required to be made or obtained by Seller, to the actual knowledge of Buyer, violate or result in a breach of or constitute a default under any Law to which Buyer is subject, other than, in the case of clause (b), breaches, defaults or violations that would not, individually or in the aggregate, materially impair or delay Buyer’s ability to perform its obligations hereunder.
     Section 4.05. Binding Effect. This Agreement, when executed and delivered by Seller, constitutes, and each of the Ancillary Agreements and other Closing documents referenced herein to which Buyer is a party, when executed and delivered by Buyer, Seller and the other parties thereto, will constitute, a valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.
     Section 4.06. Finders’ Fees. Except for fees payable to Credit Suisse Securities (USA) LLC , which will be paid by Buyer, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any Affiliate of Buyer who might be entitled to any fee or commission from Buyer in connection with the Transactions.
     Section 4.07. Litigation and Claims. Except as set forth on Schedule 4.7, there is no Legal Proceeding pending or, to the actual knowledge of Buyer (after due inquiry of the employees primarily responsible for the subject matter in question), threatened against Buyer or any of its Affiliates that, individually or in the aggregate, would materially impair or delay the ability of Buyer to effect the Closing or affect the Business. Buyer is not subject to any Order that, individually or in the aggregate, would materially impair or delay the ability of Buyer to effect the Closing or materially affect the Business.
     Section 4.08. No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, the Ancillary Agreements and the certificate delivered pursuant to Section 6.03(d), neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer.
     Section 4.09. Ability to Make Payment. On the date hereof, Buyer has and, as of the Closing Date, Buyer will have, sufficient funds with which to pay the Cash Purchase Price.
     Section 4.10. Investment. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the membership interests in Holdco and the Business. Buyer confirms that Seller has provided Buyer the opportunity to ask questions of the officers and management employees of Seller, SPC and the Business, and to acquire additional information about the business and financial condition of Seller, SPC and the Business. Buyer is acquiring the membership interests in Holdco for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such membership interests. Buyer is an institutional accredited investor within the meaning of Rule 501(a)(3) promulgated under the Securities Act of 1933, as amended.
     Section 4.11. Inspections. Buyer (directly or through its Affiliates and advisors) is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of companies such as Holdco and the Business as contemplated hereunder.

Buyer (directly or through its Affiliates) has undertaken such investigation as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the consummation of the Transactions.
ARTICLE V
COVENANTS
     Section 5.01. Access and Information.
     (a) From the date hereof until the Closing, subject to any applicable Laws, Seller shall (i) afford Buyer and its representatives access, during regular business hours and upon reasonable advance notice, to the Applicable Employees and the assets, books and records of the Business (including payroll information and employee data), (ii) furnish, or cause to be furnished, to Buyer any financial and operating data and other information that is available with respect to the Business as Buyer from time to time reasonably requests in writing and (iii) instruct the Applicable Employees, and their counsel and financial advisors to cooperate with Buyer in its investigation of the Business, including instructing its accountants to give Buyer access to their work papers; provided, however, that in no event shall Buyer have access to any information that (A) based on advice of Seller’s counsel, could create any potential Liability under applicable Laws, including U.S. Antitrust Laws, or could destroy any legal privilege or (B) in the reasonable judgment of Seller, could (1) result in the disclosure of any trade secrets of third parties or (2) violate any obligation of Seller with respect to confidentiality so long as, with respect to confidentiality, Seller has made reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality. All requests for information made pursuant to this Section 5.01(a) shall be directed to an executive officer of Seller or such Person or Persons as may be designated by Seller. All information received pursuant to this Section 5.01(a) shall be governed by the terms of Section 5.11.
     (b) Following the Closing, upon the request of another Party, each of Seller, Buyer and the Companies shall, to the extent permitted by Law and confidentiality obligations existing as of the Closing, grant to a requesting Party and its representatives, during regular business hours, the right, at the expense of such requesting Party, to inspect and copy the books, records and other documents in the granting Party’s possession pertaining to the operation of the Business prior to the Closing (including books of account, records, files, invoices, correspondence and memoranda, customer and supplier lists, data, specifications, insurance policies, operating history information and inventory records) with respect to Seller, for purposes of preparing the requesting Party’s Tax Returns and with respect to the Companies, for any purpose reasonably related to the Transaction; provided, however, that the requesting Party agrees such access will give due regard to minimizing interference with the operations, activities and Employees of the granting Party. In no event shall Seller or Buyer have access to the consolidated federal, state or local Tax Returns of the other Parties.
     Section 5.02. Conduct of Business.

     (a) During the period from the date hereof to the Closing, except as otherwise contemplated by this Agreement or the Ancillary Agreements or as Buyer otherwise agrees in advance, Seller shall conduct, and shall cause SPC and its other Affiliates to conduct, the Business in the Ordinary Course and use their commercially reasonable efforts, as applicable, to preserve intact the Business, the Transferred Assets and their relationships with the counterparties to the Transferred Contracts and the Applicable Employees. Without limiting the foregoing, during the period from the date hereof to the Closing, except as otherwise contemplated by this Agreement or the Ancillary Agreements or as required by Law or as Buyer otherwise agrees in advance, Seller and its Affiliates shall:
     (i) maintain insurance upon the Transferred Assets in such amounts and of such kinds comparable to that in effect on the date hereof;
     (ii) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts;
     (iii) pay all maintenance and similar fees and take all other appropriate actions as necessary to prevent the abandonment, loss or impairment of any Transferred Intellectual Property owned by Seller or its Affiliates and subject to a pending application or registration;
     (iv) perform in all material respects all of its obligations under each Transferred Contract and Material Business Contract;
     (v) conduct the Business in accordance with the Network Rules in all material respects, including the payment of fees, costs, assessments and other expenses when due; and
     (vi) make capital expenditures in accordance with Seller’s 2010 calendar year budget and forecast for capital expenditures.
     (b) Without limiting the generality of the foregoing, during the period from the date hereof to the Closing and except as otherwise expressly provided by this Agreement or as required by Law or with the prior written consent of Buyer (such consent not to be unreasonably withheld), Seller shall not, and shall not permit its Affiliates to, with respect to the Companies, the Business, the Transferred Assets or the Assumed Liabilities:
     (i) incur, create or assume any Encumbrance on any Transferred Asset other than a Permitted Encumbrance;
     (ii) acquire any material properties or assets that would be Transferred Assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any assets that would be Transferred Assets;
     (iii) except in connection with the Contribution, transfer, issue, sell, pledge, encumber or dispose of any shares of membership interests or other securities of, or other ownership interests in, the Companies or SPC;

     (iv) terminate or materially extend or materially modify any Transferred Contract, except in the Ordinary Course and except for such amendments as may be reasonably necessary or advisable in order to obtain any required consent to assignment;
     (v) default or suffer to exist any event or condition which with the lapse of notice or lapse of time or both would constitute a material default under any Transferred Contract;
     (vi) settle any claims, actions, arbitrations, disputes or other Legal Proceedings (A) that would result in Seller or any of its Affiliates being enjoined in any respect material to the Transactions or the Business or (B) for an amount, in the aggregate, exceeding $250,000;
     (vii) change any accounting method or practice of Seller that has a material impact on the Business, except in the Ordinary Course or except as required by Law or any Government Entity or Self-Regulatory Organization;
     (viii) amend the organizational documents of any of the Companies, except as provided in this Agreement, the Holdco LLC Agreement and the related applicable agreements or cause any of the Companies to enter into or agree to enter into any merger or consolidation with any corporation or other entity;
     (ix) except for transfers of cash pursuant to normal cash management practices and advances for business expenses in the Ordinary Course, make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any agreement with any Related Persons;
     (x) enter into any contract, understanding or commitment that restrains, restricts, limits or impedes the ability of any of the Companies or the Business to compete with or conduct any business or line of business in any material way in any geographic area or solicit the employment of any persons (other than contracts entered into in the Ordinary Course with covenants regarding the non-solicitation of employees or customers of the parties thereto);
     (xi) except as required by Law (A) hire any senior executive officers of the Business, (B) increase the salary or other compensation of any director or employee of the Business except for normal increases in the Ordinary Course, (C) except in the Ordinary Course, grant any bonus, benefit or other direct or indirect compensation to any employee, independent contractor, officer, agent or representative or director of the Business, (D) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, change in control, equity compensation, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for or with any of the directors, officers, employees, independent contractors, agents or representatives of the Business or otherwise modify or amend or terminate any such plan or arrangement except for increases in the Ordinary Course; (E) hire any rank and file employees (except senior executive officers covered under Section 5.02(b)(xi)) other than in the Ordinary Course, and in any event, not in excess of 15% of the aggregate number of employees currently on the payroll of the Business as of the date hereof or (F) enter into any employment, deferred compensation, severance, special pay, consulting, noncompetition or similar agreement or arrangement with any employees, independent contractors, directors or officers of the Business (or amend any such agreement);
     (xii) except in the Ordinary Course (A) issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any indebtedness or enter into any guarantees, interest rate swaps, collars or agreements or any other contract or agreement relating to derivatives; (B) pay, repay, discharge, purchase, repurchase or satisfy any indebtedness; or (C) modify the terms of any indebtedness;
     (xiii) except as otherwise required by applicable Law, make, change or revoke any material Tax election, settle or compromise any material Tax claim or liability, change (or make a request to any Government Entity to change) any method of accounting or accounting period for Tax purposes, surrender any material claim for a refund of Taxes, enter into any closing agreement relating to any Tax, consent to any waiver or extension of any period for the assessment or collection of any Tax, file any material amended Tax Return or take any similar action relating to the filing of any Tax Return or the payment of any Tax if such other action would have the effect of increasing the Tax liability of the Companies or Buyer for any period ending after the Closing Date or decreasing any Tax attribute existing on the Closing Date;
     (xiv) terminate, amend or waive any material rights under any Transferred Intellectual Property or Seller Licensed Intellectual Property, other than in the Ordinary Course;
     (xv) intentionally do any other act which would cause any representation or warranty of Seller in this Agreement to be or become untrue or intentionally omit to take any action necessary to prevent any such representation or warranty from being untrue at such time;
     (xvi) authorize or enter into any agreement or commitment prohibited by this Section 5.02 or that would be reasonably expected to have a Material Adverse Effect; or
     (xvii) authorize or enter into any agreement or commitment relating to services that Buyer and/or its Affiliates provide with respect to the Business;
     (xviii) authorize or enter into any agreement with a Merchant Customer or an Independent Sales Organization that is required (pursuant to the Underwriting Guidelines in place at the time) to be approved by the FNMS “MARC” Committee without the approval of Buyer, such response to be given within two (2) Business Days of submission; or
     (xix) enter into any agreement with a vendor for the provision of services to the Business pursuant to which the Business either (a) will have an obligation to make payments during the 2010 calendar year in excess of $100,000 or (b) will pre-pay for such services.
     Section 5.03. Reasonable Best Efforts; HSR.
     (a) Each of Seller and Buyer shall cooperate and use their respective reasonable best efforts to fulfill or cause to be fulfilled as promptly as practicable the conditions precedent to the other’s obligations hereunder, including securing all consents, approvals, waivers and authorizations required in connection with the Transactions. Without limiting the generality of the foregoing, Buyer and Seller shall make all appropriate filings and submissions required by the U.S. Antitrust Laws and any other Laws and promptly file any additional information requested as soon as practicable after receipt of such request therefor.
     (b) Seller and Buyer shall cooperate with each of the other parties hereto and shall furnish to the other parties hereto all information necessary for such other party to make any filing under the HSR Act and for any application or other filing to be made pursuant to any Antitrust Law and in connection with resolving any investigation or other inquiry by any Government Entity under any U.S. Antitrust Laws with respect to the Transactions. Except as otherwise required or restricted by Law, Seller and Buyer shall promptly inform the other parties hereto of any communication with, and any proposed understanding, undertaking or agreement with, any Government Entity regarding any HSR Act or U.S. Antitrust Law related filings or any such Transactions. Except as otherwise required or restricted by Law, none of the Parties hereto shall participate in any meeting with any Government Entity in respect of any such filings, investigation or other inquiry without giving the other Parties hereto prior notice of the meeting. Except as otherwise required or restricted by Law, the Parties shall consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted to any Government Entity or court by or on behalf of any Party in connection with all meetings, actions and Legal Proceedings under or relating to the HSR Act or other U.S. Antitrust Laws. The cooperation among the Parties shall include, with respect to making such a submission, providing copies of all such documents (not including attachments or other information contained in such documents that the submitting Party believes contain competitive or Confidential Information that would not otherwise be disclosed to the other Parties) to the other Parties and their advisors prior to making such a submission (subject to applicable Law and provided that the Parties hereto shall not be required to provide to each other any documents or other materials related to a Party’s valuation of the Transactions) and, if requested, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith.
     Section 5.04. Tax Matters.

     (a) Seller’s Liability for Taxes. Seller shall be liable for (i) any Taxes, including any Transfer Taxes, imposed with respect to the Transferred Assets or the Business, or any income or gain attributable to or derived with respect thereto, for the taxable periods, or portions thereof, ended on or before the Closing Date, (ii) Losses directly or indirectly relating to or arising out of any liability for Taxes, including Transfer Taxes, imposed with respect to the Transferred Assets or the Business, or any income or gain attributable to or derived with respect thereto, for the taxable periods, or portions thereof, ended on or before the Closing Date and (iii) any Liability, the Companies for unpaid Taxes of Seller, New SPC, SPC or any other Person under Treas. Reg. 1.1502-6 (or similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, which Liability relates to membership in a consolidated, combined or unitary Tax group prior to the Closing or to an event or transaction occurring or contract entered into before the Closing.
     (b) Holdco Liability for Taxes. Holdco shall be liable for (i) any Taxes imposed with respect to the Transferred Assets or the Business, or any income or gains attributable to or derived with respect thereto, for any taxable period, or portion thereof, beginning after the Closing Date (but excluding any income Taxes imposed on any member of Holdco with respect to its distributive share of the income of Holdco including any Section 704(c) adjustments attributable to the built in gains in the Transferred Assets as of the Closing) and (ii) Losses directly or indirectly relating to or arising out of any liability for Taxes imposed with respect to the Transferred Assets or the Business, or any income or gains attributable to or derived with respect thereto, for any taxable period, or portion thereof, beginning after the Closing Date (but excluding any income Taxes imposed on any member of Holdco with respect to its distributive share of the income of Holdco including any Section 704(c) adjustments attributable to the built in gains in the Transferred Assets as of the Closing).
     (c) Proration of Property Taxes. Property and similar ad valorem taxes and related exemptions, allowances or deductions that are calculated on an annual basis shall be prorated on a time basis as of the Closing Date between Seller and New SPC, on the one hand, and Holdco on the other.
     (d) Transfer Taxes. All federal, state, local or foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed as a result of transfers of Transferred Assets together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (“Transfer Taxes”), shall be borne by Seller. Buyer and the Companies shall cooperate to qualify for each occasional sale or other exemption that is available under the Laws of each applicable jurisdiction. Any similar taxes imposed on the sale of the Class A Units to Buyer shall be borne by Holdco.
     (e) The Companies Claiming, Receiving or Using of Refunds and Overpayments. If, after the Closing, any of the Companies or their respective Affiliates (i) receive any refund or (ii) utilize the benefit of any overpayment or prepayment of Taxes, which, in either case, (A) relates to a Tax paid by Seller or any of its Affiliates that is not the subject of indemnification by the Companies hereunder, or (B) relates to a Tax that is the subject of indemnification by Seller hereunder, but in each case other than a refund (or other benefits of any overpayment) that is attributable to a carryback of losses or other Tax attributes from any taxable period, or portion thereof, beginning after the Closing Date, the Buyer agrees to cause the Companies to, as promptly as reasonably practicable, transfer, or cause to be transferred, to Seller the entire amount of the refund or overpayment received or utilized by the Companies or their Affiliates (net of any reasonable costs incurred by the Companies in connection therewith). The Buyer agrees to notify, or to cause the Companies to notify, Seller as promptly as reasonably practicable of both the discovery of a right to claim any such refund or overpayment and the receipt of any such refund or utilization of any such overpayment. The Buyer agrees to furnish or to cause the Companies to furnish, as promptly as reasonably practicable, to Seller all information, records and assistance reasonably necessary to verify the amount of the refund or overpayment in a commercially reasonable manner.
     (f) Treatment of Purchase of Transferred Interests for Tax Purposes; Section 754 Election. For federal tax purposes, the parties hereto agree to treat the purchase by Buyer of the Class A Units from Seller as contemplated herein as the purchase of a partnership interest in an existing partnership for U.S. federal income tax purposes. The Parties further agree to file all Tax Returns consistent with such principles. The Parties further acknowledge and agree that, as a result of Buyer’s purchase of the Class A Units pursuant to this Agreement, the taxable year of Holdco shall terminate under Section 708(b)(1)(B) of the Code, as of the close of business on the Closing Date. Each of Seller and New SPC agrees that, notwithstanding anything herein to the contrary, it shall include in its taxable income for federal and applicable state and local income Tax purposes its allocable share of all items of income, gain, loss, expense and deduction of Holdco (as determined for federal and applicable state and local income Tax purposes) for the Tax Period ending on the Closing Date. On Holdco’s federal income tax return for the short taxable year ending on the Closing Date, Seller shall cause Holdco to make an election under Section 754 of the Code such that Buyer is entitled to an adjustment under Section 743(b) of the Code as a result of its purchase of Class A Units pursuant to this Agreement.
     (g) Maintenance of Opco’s Transferred Books and Records. Until the applicable statute of limitations (including periods of waiver) has run for any Tax Returns filed or required to be filed covering the periods up to and including the Closing Date, Opco shall retain all Transferred Books and Records with respect to the Business in existence on the Closing Date and after the Closing Date will provide Seller access to such Transferred Books and Records for inspection and copying by Seller or its agents upon reasonable request and upon reasonable notice.
     (h) Covenants Regarding New SPC. For a period of not less than two (2) years following the Closing Date, Seller shall not cause or permit any of the following transactions to occur with respect to New SPC unless, following the completion of such transaction, Holdco has at least two members (other than Buyer or any Affiliate of Buyer) that are recognized as separate entities for U.S. federal income tax purposes and that each hold an interest of at least two percent (2%) of the capital and profits interests in Holdco: (i) the liquidation, dissolution or other termination of the separate legal existence of New SPC, (ii) the merger or consolidation of New SPC with another legal entity, (iii) the conversion of New SPC into a limited liability company or other type of legal entity not classified as a corporation for U.S. federal income tax purposes, or (iv) the sale, assignment, transfer or other disposition by New SPC of any portion of its membership interest in Holdco to Seller or any Affiliate of Seller; provided, however, that this Section 5.04(h) shall not apply in the event that all of the Holdco LLC Interests held by Seller, New SPC or any of their Affiliates are acquired by Buyer or its Affiliates or any other third party acquirer pursuant to the terms of the Holdco LLC Agreement.
     (i) Termination of Tax Sharing Agreements. SPC’s obligations under all tax sharing agreements or similar agreements (including that certain Intercompany Tax Allocation Agreement with First National of Nebraska, Inc.) shall be terminated as of the Closing Date and, after the Closing Date, Opco (as the successor to SPC pursuant to the SPC Merger) shall not be bound thereby or have any liability thereunder.
     (j) Tax Treatment of SPC Merger. For federal income tax purposes, the parties hereto agree to treat the SPC Merger as (i) a contribution of all of the assets and liabilities held by SPC immediately before the SPC Merger to a partnership, in exchange for a partnership interest, in a transaction governed by Section 721 of the Code, followed immediately thereafter by (ii) a deemed distribution of such interest in such partnership to Seller in complete liquidation of SPC.
     Section 5.05. Employee and Benefits Matters.
     (a) Offers of Employment. Prior to the Closing Date, Seller and/or Holdco shall cause Opco to make an offer of employment to each Applicable Employee effective on the later of the Closing Date or the first Business Day on which the Applicable Employee is actively at work (“Employment Effective Date”), which offer shall (i) be at salary or hourly wage rates (as the case may be) not less than the salary or wage rates received by the Applicable Employees immediately prior to the Closing Date, (ii) provide an annual incentive compensation opportunity that is comparable to the Applicable Employee’s annual incentive compensation opportunity immediately prior to the Closing Date, provided that the performance metrics applicable to any such annual incentive compensation opportunity provided after the Closing Date may be adjusted by Opco in its sole discretion, (iii) be for employment at the same work location and in the same or substantially similar positions and with similar duties to the positions held by, and the duties performed by, the Applicable Employees immediately prior to the Closing Date, and (iv) be conditioned on the Applicable Employee’s agreement to the Buyer’s Employee Confidentiality and Non-Disclosure Agreement and Team Member Guide. For purposes of this Agreement, each of the Applicable Employees who affirmatively accepts Opco’s offer of employment and commences working for Opco on or after the Closing Date shall become a “Transferred Employee” on his or her Employment Effective Date. Except with respect to any Critical Employee, all such offers of employment pursuant to this Section 5.05(a) will be for employment at will, and Opco may terminate any Transferred Employee at any time and for any reason following the Closing Date. All Applicable Employees who are not actively at work on the Closing Date shall be identified on Schedule 5.5(a).
     (b) Employee Benefits; Crediting of Service. On and after the Closing Date, Buyer and/or Holdco shall cause Opco to make available to Transferred Employees (and their eligible spouses, dependents and beneficiaries) employee pension benefits and employee welfare benefits that are substantially comparable, in the aggregate, to the pension and welfare benefits provided to similarly situated Buyer employees (and, as applicable, their eligible spouses, dependents and beneficiaries) without limitations based upon preexisting conditions (and the amount of year-to-date deductibles incurred by Transferred Employees prior to the Closing Date under Seller’s or its Affiliates’ Benefit Plans shall be credited toward satisfaction of deductibles and out-of-pocket expenses under the employee benefits and compensation plans, programs and arrangements sponsored or maintained by Opco (the “Company Plans”) for the year in which the Closing Date occurs). Notwithstanding the foregoing, Transferred Employees shall not participate in Buyer’s employee stock purchase plan or any retiree medical coverage provided under Buyer’s self insured medical plans. Buyer and Seller agree to ensure that the Company Plans grant full credit for all service or employment with, or recognized by, Seller and its Affiliates for purposes of eligibility, participation, contribution and vesting with respect to any Company Plan (but not benefit accrual) that is an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, and for purposes of eligibility, participation and determining the amount of any benefit with respect to any Company Plan that is a vacation or paid days off or other program that is affected by seniority and any Company Plan that is an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including any severance plan or sick plan. The Transferred Employees shall be credited under Opco’s Section 125 plan with the amounts available for reimbursement equal to such positive or negative amounts as were credited under Seller’s Section 125 plan in which health care and dependent care flexible spending accounts are established under Section 125 of the Code with respect to such person immediately prior to the Closing Date. Opco shall honor and give effect under its Section 125 plan to any elections made by the Transferred Employees under Seller’s Section 125 plan for the year in which the Closing occurs, and new elections shall be permitted under Opco’s Section 125 Plan consistent with Section 125 of the Code. Seller shall provide a list of each Transferred Employee who as of the Closing Date is a participant in the Seller’s Section 125 plan, which list shall include an accounting with respect to each listed participant as follows: the total annual amount elected, the amount contributed as of the Closing Date, and the amount reimbursed as of the Closing Date. Seller shall pay Opco the net balance of the total Transferred Employee participants’ contributions minus the total Transferred Employee participants’ reimbursements if the balance is a positive number, and Opco shall pay Seller such amount if the balance is a negative number. In addition, Opco shall honor any transit and parking elections and account balances made by the Transferred Employees prior to the Closing Date.
     (c) Welfare Benefits Generally. (i) Seller shall be solely responsible for (A) claims and fixed fees for the type of benefits described in Section 3(1) of ERISA (whether or not covered by ERISA) (“Welfare Benefits”) and for workers’ compensation, in each case that are incurred by or with respect to any Transferred Employee or his or her spouse, dependent or beneficiary before the Closing Date, regardless of whether such claims are made and/or identified prior to or after the Closing Date; (B) claims and fixed fees for Welfare Benefits and for workers’ compensation, in each case that are incurred by or with respect to any Applicable Employee (or his or her spouse, dependent or beneficiary) who does not become a Transferred Employee, whether incurred before, on or after the Closing Date, and (C) claims and fixed fees relating to COBRA Coverage attributable to “qualifying events” occurring before or on the Closing Date, and all claims relating to COBRA

Coverage attributable to “qualifying events” with respect to any Applicable Employee who does not become a Transferred Employee and his or her eligible beneficiaries and dependents occurring before, on or after the Closing Date; and (ii) the Companies shall be solely responsible for (A) claims and fixed fees for Welfare Benefits and for workers’ compensation, in each case that are incurred by or with respect to any Transferred Employee on or after the Closing Date (except to the extent the Transferred Employee or any beneficiary or dependent thereof has elected COBRA Coverage under Seller’s Welfare Benefits plans) and (B) claims and fixed fees relating to COBRA Coverage attributable to “qualifying events” with respect to any Transferred Employee and his or her eligible beneficiaries and dependents that occur after the Closing Date; it being understood by both parties that any such liability incurred by Seller after the Closing Date with respect to a Transferred Employee shall be reimbursed by Opco to Seller to the extent provided in the Service Agreements. For purposes of the foregoing, a medical/dental claim shall be considered incurred when the services are rendered, the supplies are provided or medication is prescribed, and not when the condition arose. A disability or workers’ compensation claim shall be considered incurred on or before the Closing Date if the injury or condition giving rise to the claim occurs on or before such date.
     (d) Paid Time Off. For 2010, Buyer and Seller agree that a Transferred Employee will receive an amount of vacation and paid days off under Opco’s vacation and paid days off policy based on the Transferred Employee’s service with Seller, as described in Section 5.05(b), but the amount of vacation under Opco’s vacation policy for 2010 shall be prorated based on the number of days remaining in 2010 after the Closing Date. Seller shall pay each Transferred Employee for any paid time off accrued in 2010 but unused as of the Closing Date. Buyer and Seller agree that Opco shall not assume the liability for accrued paid time off with respect to any Transferred Employee as of the Closing Date and shall not allow any such Transferred Employee to use such accrued paid time off (or the vacation or sick leave equivalent thereof under Opco’s vacation policy) following the Closing Date. Seller shall retain all liability with respect to any accrued paid time off or vacation benefit to which any Applicable Employee is entitled immediately prior to the Closing Date.
     (e) 401(k) Plan. Seller shall fully vest the account balances of Transferred Employees under any plan that is intended to be a tax-qualified defined contribution retirement plan (collectively, the “Seller 401(k) Plan”). Opco shall establish or maintain for the benefit of the Transferred Employees a tax-qualified defined contribution retirement plan (the “Opco 401(k) Plan”) as soon as practical after the Closing Date. Upon the election by a Transferred Employee, Opco shall cause the Opco 401(k) Plan to accept a rollover of all amounts, including loans, from the Transferred Employee’s account in the Seller 401(k) Plan.
     (f) Employee Withholding and Reporting Matters. With respect to Transferred Employees, from the time such transfer occurs, Opco shall, in accordance with and to the extent permitted pursuant to the “standard procedure” set forth in Revenue Procedure 2004-53, I.R.B. 2004-34, Section 4, unless otherwise provided in the Ancillary Agreements, be responsible for preparing and filing Form W-2, Wage and Tax Statement, Form W-3, Transmittal of Income and Tax Statements, Form 941, Employer’s Quarterly Federal Tax

Return, Form W-4, Employee’s Withholding Allowance Certificate, and Form W-5, Earned Income Credit Advance Payment Certificate for the portion of the calendar year beginning on the day after the Closing Date. Seller shall be responsible for such filings with respect to wages paid and taxes withheld by Seller for the portion of the calendar year beginning in January of the year in which the Closing occurs and ending on the Closing Date. The parties hereto agree to comply with the procedures described in Section 4 of the Revenue Procedure 2004-53, I.R.B. 2004-34.
     (g) No Third-party Beneficiaries; Information. Nothing in this Section 5.05, express or implied, (i) is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or Liabilities under or by reason of this Agreement or (ii) shall limit the right of Opco to terminate any Transferred Employee after the Closing Date or to modify the terms or conditions of any Transferred Employee’s employment or benefits. Seller shall provide Opco with such information and records ordinarily maintained by Seller that are necessary for Opco to comply with its obligations under this Section 5.05.
     (h) Employee Transition. The Parties hereto shall use their commercially reasonable efforts to (i) establish and have Opco adopt the Company Plans on or prior to the Closing Date, and (ii) establish all human resource functions necessary to support the day-to-day operations of Opco and its employees prior to the termination of any Seller Services provided to Opco by Seller under any Ancillary Agreement.
     (i) Terminated Employees. If at any time prior to the first anniversary of the Closing Date any Transferred Employee’s employment with Opco is terminated by Opco for reasons other than theft, gross negligence, job abandonment or violation of laws, regulations or Opco policies (a “Terminated Employee”), Buyer shall or shall cause Opco to provide Seller with the name of such Terminated Employee as soon as practical after the termination takes effect.
     (j) Opco Service. Except as required by applicable law or Section 5.05(e), service with Opco on or after the Closing Date shall not be considered for any purposes under the Seller’s Benefit Plans.
     Section 5.06. Ancillary Agreements. At the Closing, Seller shall execute and deliver each Ancillary Agreement to which it is a party, each of the Companies shall execute and deliver each Ancillary Agreement to which it is a party, and Buyer shall execute and deliver each of the Ancillary Agreements to which it is a party. Buyer and Seller hereby acknowledge and agree that each of the Ancillary Agreements reflects the good-faith, arm’s-length negotiations of the Parties and sets forth such terms and conditions which are fair and commercially reasonable. Seller and Buyer shall use commercially reasonable and good faith efforts to agree to the form and substance of the Ancillary Agreements which are not Exhibits to this Agreement.
     Section 5.07. [Intentionally Deleted.]
     Section 5.08. Nonsolicitation.

     (a) Seller agrees that during the period commencing on the date hereof and ending on the earlier of the second anniversary of the Closing Date and the first date on which Seller (together with its Affiliates) holds Holdco LLC Interests representing less than 10% of the outstanding Holdco LLC Interests or common stock or other equity securities into which the Holdco LLC Interests may be converted in anticipation of an initial public offering of Holdco or otherwise, neither it nor any of its Affiliates will directly or indirectly, without obtaining the prior written permission of Buyer, except as contemplated by the Ancillary Agreements, (i) induce or encourage any Applicable Employee to reject Opco’s offer of employment or to accept any other position or employment, (ii) induce or encourage any employee of Opco to terminate his or her employment with Opco, (iii) solicit for employment or any similar arrangement any employee of Opco or (iv) hire or assist any other Person in hiring any employee of Opco; provided, however, that for purposes of this Section 5.08(a) “solicit for employment” and hiring shall not include (A) responses to any general advertisement not targeted at employees of Opco appearing in a newspaper, magazine, Internet sites or trade publication, and any hiring resulting therefrom, or (B) the solicitation or hiring of any Terminated Employee.
     (b) Buyer and each of the Companies agree that for the period commencing on the Closing and ending on the second anniversary of the Closing Date, neither Buyer (including any of its Affiliates acting at the direction of Buyer or to whom information concerning the Companies or an Applicable Employee has been provided) nor any of the Companies (including any of their respective controlled Affiliates or any of their other respective Affiliates acting at the direction of the Companies or to whom information concerning the Companies or an Applicable Employee has been provided) will directly or indirectly, without obtaining the prior written permission of Seller, (i) solicit for employment or any similar arrangement any employee (other than, in the case of Opco, an Applicable Employee in a manner consistent with Section 5.05) of Seller or any of its Affiliates with whom Buyer or any of its Affiliates came into contact during the discussions relating to, negotiation of and execution of this Agreement or any Ancillary Agreement or who is then currently involved in providing services to Opco under any Ancillary Agreement or (ii) hire or assist any other Person in hiring any employee of Sellers or any of its Affiliates with whom Buyer or any of its Affiliates came into contact during the discussions relating to, negotiation of and execution of this Agreement or any Ancillary Agreement or who is then currently involved in providing services to Opco under any Ancillary Agreement; provided, however, that for purposes of this Section 5.08(b) “solicit for employment” and hiring shall not include (A) referrals for employment made by a placement agency or employment service and any hiring resulting therefrom, so long as such placement agency or employment service has not targeted employees of Seller or any of its Affiliates or (B) responses to any general advertisement not targeted at employees of Seller or any of its Affiliates appearing in a newspaper, magazine, Internet sites or trade publication, and any hiring resulting therefrom.
     Section 5.09. Further Assurances. From time to time after the Closing Date, each Party shall, and shall cause its respective Affiliates to, promptly execute, acknowledge and deliver any other assurances or documents or instruments of transfer reasonably requested by another Party and necessary for the requesting Party to satisfy its obligations hereunder or to obtain the benefits of the Transactions. Seller shall use commercially reasonable efforts to obtain third-party releases for the benefit of the Companies and their controlled Affiliates with respect to any Excluded Liabilities and to cause Opco to be substituted in place of Seller or an Affiliate of Seller, as the case may be, for all purposes under the Transferred Contracts.
     Section 5.10. Licensed Intellectual Property. Notwithstanding anything to the contrary contained herein or in any Ancillary Agreement, Seller has the sole and exclusive right to prosecute, defend, settle or otherwise control any Legal Proceeding, claim or action relating to the Seller Licensed Intellectual Property, except to the extent such claim is exclusively one between the parties hereto and their Affiliates.
     Section 5.11. Confidentiality.
     (a) Each Party will maintain in strict confidence, and will cause each of its respective directors, officers, employees, agents, and advisors, if applicable, to maintain in strict confidence and to prevent the unauthorized use, disclosure, publication or dissemination of, the Confidential Information furnished to such Party by any other Party; except (i) to the extent this Agreement and such negotiations need to be disclosed to obtain approval from any Governmental Entity, including pursuant to the HSR Act, or Self-Regulatory Organization, (ii) for disclosures made in accordance with the terms of this Agreement, and (iii) to the extent required by applicable Law, regulations, or rules of any applicable national securities exchange or Card Association; provided, however, that a Party may disclose Confidential Information of another party if required by Law or any judicial or governmental request, requirement or order from a Governmental Entity; provided, that, if and to the extent permitted by Law, such disclosing Party will promptly notify such other Party of such request and cooperate with such other Party in its efforts to contest such request, requirement or order or to obtain confidential treatment of such Confidential Information. The Confidential Information may be disclosed only to employees, lawyers, accountants, bankers and other consultants (“Agents”), who have a need to review the Confidential Information for the purpose of consummating the Transactions. Should any Party provide any Confidential Information of another Party to any of its Agents, such Party will inform such Agents of the confidential nature of the Confidential Information, direct them not to disclose the Confidential Information or use the Confidential Information other than in accordance with this Agreement and shall be responsible for any breach of this Section 5.11 by such Agents. If this Agreement or its terms need to be disclosed to a Governmental Entity to obtain any regulatory approval therefrom, the Parties and their Affiliates shall submit this Agreement and its terms to such Governmental Entity under its rules and procedures governing requests for confidential treatment of documents and shall use reasonable efforts to cause this Agreement and its terms to be granted confidential treatment.
     (b) Notwithstanding any other express or implied agreement, arrangement, or understanding to the contrary, Buyer and Seller may disclose to any third party, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to Buyer or Seller relating to such tax treatment and tax structure; provided, however, that none of Buyer or Seller (nor any employee, representative, or other agent of such person) may disclose any information that is not necessary to understanding the tax treatment and tax structure of the

Transactions or that does not directly relate to the tax treatment and tax structure of the Transactions, or any information to the extent such disclosure could result in a violation of any law, rule, regulation, judgment, order, governmental permit, or license.
     (c) The Parties and their Affiliates shall use all information that each obtains from the other pursuant to this Agreement solely for the effectuation of the Transactions or for other purposes consistent with the intent of this Agreement. Neither Party nor any of its Affiliates shall use any of such information for any other purpose, including the competitive detriment of the other Party.
     (d) This Section 5.11 shall survive any termination of this Agreement; provided, however, that effective upon the Closing, the provisions of this Section 5.11 shall terminate with respect to the Companies’ use of Confidential Information related solely to the Transferred Assets and the Assumed Liabilities insofar as such Confidential Information is used solely in connection with the operation of the Business.
     (e) The Parties agree that the terms, conditions and restrictions of this Section 5.11 shall replace and supersede the terms, conditions and restrictions of the Confidentiality Agreement with respect to the Buyer. In the event of a conflict between the provisions of this Section 5.11 and the Confidentiality Agreement, the provisions of this Section 5.11 shall control.
     Section 5.12. Notification. Prior to the Closing, Seller shall, as soon as reasonably practicable, notify Buyer (after Seller has notice thereof), and Buyer shall promptly notify Seller (after Buyer has notice thereof), and keep such other Party advised, as to any litigation pending or, to Seller’s Knowledge or the actual knowledge of Buyer, as applicable, threatened against such Party, Holdco or Opco that challenges a Party’s ability to effect the Transactions.
     Section 5.13. Disclosure Schedules. Seller shall be entitled to supplement or amend any schedule only if required to update such schedule to reflect events or occurrences after the date hereof, and any such updates shall be promptly provided to Buyer after such event or occurrence (but in no event later than three Business Days prior to the Closing Date, unless further updates are necessitated by events occurring after such date). Seller represents and warrants to Buyer that any supplement or amendment to the schedules shall be accurate, true, correct and complete as of the date of delivery to Buyer and as of the Closing Date. It is expressly understood that information contained in any supplement or amendment to a disclosure schedule delivered pursuant to this Section 5.13 shall not be taken into account for purposes of determining the fulfillment or satisfaction of the conditions set forth in Section 6.02 or with respect to claims for indemnification pursuant to Article VII relating to any breaches or inaccuracy of a representation or warranty.
     Section 5.14. Consents and Approvals.
     (a) Other than any Seller Required Approvals from or with a Governmental Entity, on or prior to the one-year anniversary of the Closing Date, Seller and its Affiliates shall deliver to Buyer copies of all Seller Required Approvals.
     (b) Buyer and Seller shall, and shall cause their respective Affiliates and the Companies, to use their commercially reasonable efforts to obtain or deliver all such Seller

Required Approvals from or with any Person contemplated by this Section 5.14 as soon as practicable. Buyer and Seller shall not, and shall not cause their respective Affiliates or the Companies, to take any action that would delay, impair or impede the receipt or delivery of such Seller Required Approvals.
     Section 5.15. Collection of Receivables. The Parties acknowledge and agree that accounts receivable of the Business do not constitute any part of the Transferred Assets, however, subject to the restrictions and provisions of the Fair Debt Collection Practices Act and all statutes and regulations which concern customer privacy, Buyer agrees to use, and shall cause the Companies to use, its commercially reasonable efforts to collect accounts receivable of the Business which were accrued prior to the Closing Date for a period of one hundred twenty (120) days following the Closing Date. Notwithstanding the foregoing, neither Buyer nor any of the Companies shall be obligated to take any action in connection with the collection of such accounts receivable, including but not limited to retaining the services of a collection agency or initiating legal action, if in Buyer’s reasonable judgment, such action would jeopardize Buyer’s or the Companies’ business, including but not limited to any relationship with a customer of the Business. Buyer does not have any power or authority to, and will not negotiate any such receivables of the Business, including, but not limited to, offering discounts, rebates or other like structures. If any such payments are sent to Buyer, the Companies or Seller regarding invoices and/or services performed, Buyer and Seller shall reconcile such payment to a particular invoice and shall retain or, on a bi-weekly basis, forward any and all such payments to the other, as appropriate. Subject to the limitations set forth in this Section, effective upon the Closing Date, Seller hereby constitutes and appoints Buyer, the Companies and their respective successors and assigns the true and lawful attorney in fact of Seller with full power of substitution, in the name of Buyer or the Companies, as appropriate, or the name of Seller, to collect all of the accounts receivable of the Business, and to endorse, without recourse, checks, notes and other instruments constituting or relating to such receivables in the name of Seller. The foregoing power is coupled with an interest and shall be irrevocable by Seller. Seller shall promptly reimburse Buyer for all reasonable costs and expenses incurred by Buyer or the Companies (as applicable) in connection with the agreements set forth in this Section 5.15.
     Section 5.16. Opco Credit Facility. As soon as practicable following the Closing Date, but in no case later than 10 Business Days thereafter, Buyer agrees to provide Opco with a intercompany credit facility, subject to customary terms and conditions, providing for loans and other extensions of credit in an aggregate principal amount of up to $10,000,000 for a term of up to 120 days.
ARTICLE VI
CONDITIONS TO CLOSING
     Section 6.01. Conditions to the Obligations of the Parties. The obligations of Seller and the Companies, on the one hand, and Buyer, on the other hand, to effect the Closing are subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

     (a) U.S. Antitrust Laws. The waiting periods applicable to the consummation of the Transactions under any U.S. Antitrust Laws, including the HSR Act, shall have expired or been terminated.
     (b) No Prohibition; Other Matters. No Government Entity shall have commenced any legal action or proceeding against Seller or Buyer or their respective Affiliates to enjoin or otherwise prohibit the consummation of the Transactions, which legal action or proceeding has a reasonable probability of succeeding on the merits. No Law shall be in effect enjoining or otherwise prohibiting the consummation of the Transactions.
     (c) Consents and Approvals. All Seller Required Approvals, all Company Required Approvals and all Buyer Required Approvals from a Governmental Entity shall have been obtained.
     Section 6.02. Conditions to the Obligations of Buyer. The obligation of Buyer to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following conditions:
     (a) Representations and Warranties. The representations and warranties of Seller and New SPC set forth in Article III shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, other than representations and warranties that are made as of a specific date, in which case such representations and warranties shall be true and correct in all respects as of such specific date; provided, however, that no failures of such representations and warranties to be true and correct shall constitute a failure to satisfy the condition set forth in this Section 6.02(a) unless such failures to be true and correct, individually or in the aggregate, have resulted or would reasonably be expected to result in Losses to the Business in excess of $15,045,000.
     (b) Covenants. Each of the covenants and agreements of Seller, New SPC or the Companies to be performed on or prior to the Closing shall have been duly performed in all material respects.
     (c) Ancillary Agreements. Seller, New SPC and each of the Companies shall have executed and delivered the Ancillary Agreements and the other documents required by Section 2.06 or 2.07 to which it is a party or signatory.
     (d) [Intentionally Deleted.]
     (e) Certificate. Buyer shall have received a certificate, signed by a duly authorized officer of Seller and dated the Closing Date, to the effect that the conditions set forth in Sections 6.02(a), 6.02(b) and 6.02(f) have been satisfied.
     (f) Completion of Contribution. The Contribution (including the SPC Merger) and the assumption of the Assumed Liabilities shall have been completed and shall be effective at least one Business Day before the date of the proposed Closing.
     (g) Cash Contribution. Opco shall have the $2,000,000 in cash contributed by Holdco, and $1,000,000 of such cash shall be allocated for the Reserve Account (as contemplated by and defined in the Acquiring Sponsorship Agreement), as of the Closing Date.
     Section 6.03. Conditions to the Obligations of Seller and the Companies. The obligation of Seller, New SPC and the Companies to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following conditions:
     (a) Representations and Warranties. The representations and warranties of Buyer set forth in Article IV (i) that are not qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, and (ii) that are qualified as to “materiality” and/or “Material Adverse Effect” shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, in each case other than representations and warranties that are made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects or true and correct in all respects, as the case may be, as of such specific date.
     (b) Covenants. Each of the covenants and agreements of Buyer to be performed on or prior to the Closing shall have been duly performed in all material respects.
     (c) Ancillary Agreements. Buyer shall have executed and delivered the Ancillary Agreements and the other documents required by Section 2.07 to which it is a party or signatory.
     (d) Certificate. Seller shall have each received a certificate, signed by a duly authorized officer of Buyer and dated the Closing Date, to the effect that the conditions set forth in Sections 6.03(a) and 6.03(b) have been satisfied.
ARTICLE VII
SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES
     Section 7.01. Survival. The representations and warranties of Seller and Buyer contained in this Agreement shall survive the Closing for the period set forth in this Section 7.01. All representations and warranties set forth in this Agreement and all claims with respect thereto shall terminate upon the expiration of 18 months after the Closing Date, except that (a) the representations and warranties contained in Sections 3.01, 3.02, 3.04(a), 3.05, 4.01, 4.02, 4.04(a) and 4.05 shall survive forever (the “Fundamental Representations”), (b) the representations and warranties contained in Section 3.17 shall survive until 60 days after the expiration of the relevant statute of limitations and (c) any representation or warranty, and any Liability with respect thereto, that would otherwise terminate in accordance with this Section 7.01, shall continue to survive if a notice of a claim for a breach or inaccuracy of such representation or warranty shall have been timely given under this Article VII on or prior to such termination until such claim has been satisfied or otherwise resolved as provided in this Article VII, but only with respect to such claim. All covenants or other agreements herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing Date, shall survive the Closing in accordance with their terms.

     Section 7.02. Indemnification by Seller.
     (a) Seller hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Buyer and its Affiliates (including, for the avoidance of doubt, the Companies) and their respective directors, officers, shareholders, partners, members (other than Seller or any of its Affiliates in the case of the Companies on and after the Closing) and employees (other than the Transferred Employees) and their heirs, successors and permitted assigns, each in their capacity as such (the “Buyer Indemnified Parties” and, collectively with the Seller Indemnified Parties, the “Indemnified Parties”) from, against and in respect of any damages, losses, charges, Liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, Taxes, interest, penalties and costs and expenses, including fines and penalties (including expenses of investigation and reasonable attorneys’ fees and expenses) (collectively, “Losses”) imposed on, sustained, incurred or suffered by, or asserted against, any of the Buyer Indemnified Parties, whether in respect of third-party claims, claims between the parties hereto or otherwise, directly or indirectly relating to or arising out of (i) subject to Section 7.02(b), any breach or inaccuracy of any representation or warranty made by Seller contained in this Agreement for the period such representation or warranty survives, (ii) subject to Section 7.02(b), the termination of a Transferred Contract, except for those Transferred Contracts specifically set forth on Schedule 7.2(c), prior to the first anniversary of the Closing Date as a result of the failure to obtain or deliver any Seller Required Approval contemplated by Section 5.14(a), (iii) any breach of any covenant or agreement of Seller contained in this Agreement, other than Section 5.14(a); (iv) solely with respect to the Companies and their respective directors and officers, any of the Excluded Liabilities, including (A) any and all Liabilities relating to the Applicable Employees to the extent not expressly assumed by the Companies in this Agreement or not an obligation of the Companies pursuant to any Ancillary Agreement, (B) any Taxes for which Seller is responsible in accordance with Section 5.04 and (C) any and all Liabilities arising out of the matters set forth on Schedule 3.7 (including, for the sake of clarity, all indemnification, contribution or other Liabilities in respect of, arising from or otherwise relating to such matters or the facts and circumstances pursuant to which such matters relate), except, in the case of this clause (A) or (C), to the extent any such Liability is expressly set forth on Schedule 1.1(c) as an Assumed Liability and (v) fraud, willful misconduct or bad faith of the Seller or any Affiliate thereof in connection with the Transactions. Notwithstanding anything else to the contrary in this Article VII, any indemnification by Seller of the Buyer Indemnified Parties shall be without duplication as between Buyer and the Companies (and their respective directors, shareholders, partners, members (other than Seller or any of its Affiliates in the case of any of the Companies on and after the Closing) and employees), including, for illustrative purposes, that Seller shall not be required to also indemnify Buyer with respect to Losses incurred with respect to a diminution in value of its Holdco LLC Interests on or after the Closing in the event that the Companies have been indemnified by Seller with respect to the facts giving rise to a claim of indemnification hereunder and vice versa.
     (b) Seller shall not be liable to the Buyer Indemnified Parties for any Losses with respect to the matters contained in Section 7.02(a)(i) or Section 7.02(a)(ii) until the aggregate amount of such Losses is in excess of $1,500,000 (the “Deductible”) and then only for Losses in excess of the Deductible, and up to an aggregate amount equal to

$30,090,000 (the “Cap”). No such item or related items involving Losses equal to or less than $25,000 (the “Threshold”) shall be applied or consolidated for purposes of calculating the Deductible or the Cap. For the purpose of this Section 7.02(b), multiple claims that are individually less than or equal to the Threshold and that are reasonably related to a single breach or other event forming the basis or claim for Losses under this Article VII shall be treated as one individual claim for purposes of testing the Threshold. Notwithstanding the foregoing, claims for indemnification pursuant to Section 7.02(a)(i) with respect to a Seller’s Fundamental Representations shall not be subject to the Deductible or the Cap; provided, however, that in no event shall Seller’s liability for any such claims be in excess of the Purchase Consideration.
     (c) Schedule 7.2(c) sets forth the agreement among the Parties regarding any indemnification obligations with respect to the matters set forth thereon.
     Section 7.03. Indemnification by Buyer.
     (a) Buyer hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Seller, its Affiliates and their respective directors, officers, shareholders, partners, members and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Seller Indemnified Parties”) from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Seller Indemnified Parties, whether in respect of third-party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, arising out of or resulting from (i) subject to Section 7.03(b), any breach or inaccuracy of any representation or warranty made by Buyer contained in this Agreement for the period such representation or warranty survives, (ii) any breach of a covenant or agreement of Buyer contained in this Agreement, and (iii) fraud, willful misconduct or bad faith of the Buyer in connection with the Transactions.
     (b) Buyer shall not be liable to the Seller Indemnified Parties for any Losses with respect to the matters contained in Section 7.03(a)(i) until the aggregate amount of such Losses is in excess of the Deductible and then only for Losses in excess of the Deductible, and up to an aggregate amount equal to the Cap. No item or related items involving Losses equal to or less than the Threshold shall be applied or consolidated for purposes of calculating the Deductible or the Cap. For the purpose of this Section 7.03(b), multiple claims that are individually less than or equal to the Threshold and that are reasonably related to a single breach or other event forming the basis or claim for Losses under this Article VII shall be treated as one individual claim for purposes of testing the Threshold. Notwithstanding the foregoing, claims for indemnification pursuant to Section 7.03(a)(i) with respect to Buyer’s Fundamental Representations shall not be subject to the Deductible or the Cap; provided, however, that in no event shall Buyer’s liability for any such claims be in excess of the Purchase Consideration.
     Section 7.04. Indemnification by the Companies. Buyer and Seller agree to cause the Companies from and after the Closing to, jointly and severally, indemnify, defend and hold harmless the Seller Indemnified Parties from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Seller Indemnified Parties, whether in respect of Third-Party Claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, arising out of or resulting from (a) any breach of any covenant of the Companies set forth in Sections 5.01, 5.04, 5.05, 5.06, 5.08 and 5.11 occurring after the Closing, (b) the Assumed Liabilities and (c) the Transferred Assets, the Business or the Transferred Employees to the extent attributable to the operation or ownership of the Transferred Assets or the Business or the employment of the Transferred Employees, in each case, following the Closing (other than with respect to Losses of the Seller Indemnified Parties arising as a result of the action or inaction of Seller of New SPC as an equity owner of Holdco or other agreements entered into with the Companies).
     Section 7.05. Third-Party Claim Indemnification Procedures.
     (a) In the event that any written claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third-Party Claim”), such Indemnified Party shall promptly, but in no event more than 30 days following such Indemnified Party’s receipt of a Third-Party Claim, notify the Indemnifying Party in writing of such Third-Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third-Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure to give a timely Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third-Party Claim. The Indemnifying Party shall have 30 days (or such less number of days set forth in the Claim Notice as may be required by Legal Proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third-Party Claim.
     (b) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third-Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate Legal Proceedings and shall have the sole power to direct and control such defense at its expense. Once the Indemnifying Party has duly assumed the defense of a Third-Party Claim, the Indemnifying Party shall defend such Third-Party Claim and the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The Indemnified Party may participate in any such defense at its expense; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the reasonable expense of the Indemnifying Party if (i) the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (ii) the Indemnified Party assumes the defense of a Third-Party Claim after the Indemnifying Party has failed to diligently pursue a Third-Party Claim it has assumed, as provided in the first sentence of Section 7.05(c). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld or delayed), settle, compromise or offer to settle or compromise any Third-Party Claim on a basis that would result in (A) the imposition of a consent Order, injunction or decree that would materially restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (B) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates, (C) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates or (D) any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party, and in connection with any of the foregoing, the Indemnified Party alone shall be entitled to contest, defend, compromise and settle such Third-Party Claim in the first instance.
     (c) If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third-Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, (ii) is not entitled to defend the Third-Party Claim as a result of the Indemnified Party’s election to defend the Third-Party Claim as provided in Section 7.05(b) or (iii) after assuming the defense of a Third-Party Claim, fails to take reasonable steps necessary to defend diligently such Third-Party Claim within 10 days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third-Party Claim shall not be adversely affected by assuming the defense of such Third-Party Claim. The Indemnified Party shall not settle a Third-Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.
     (d) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing access to each other’s relevant business records and other documents and employees; it being understood that the costs and expenses of the Indemnified Party relating thereto shall be Losses. The party that assumes the defense and investigation of the Third Party Claim in accordance with this Agreement shall keep the other party reasonably informed of the progress of any such defense, compromise or settlement.
     (e) The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of Confidential Information (consistent with applicable Law) and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.
     Section 7.06. Direct Claims. If an Indemnified Party wishes to make a claim for indemnification hereunder for a Loss that does not result from a Third-Party Claim (a “Direct Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of such Direct Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Direct Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto. The Indemnifying Party shall have a period of 30 days within which to respond to such Direct Claim. If the Indemnifying Party rejects all or any part of the Direct Claim, the Indemnified Person shall be free to seek enforcement of its rights to indemnification under this Agreement with respect to such Direct Claim.
     Section 7.07. Consequential Damages. Notwithstanding anything to the contrary contained in this Agreement, no Person shall be liable under this Article VII for (a) any Losses that are not direct, actual damages or (b) any consequential, exemplary, punitive, special or speculative damages.
     Section 7.08. Adjustments to Losses.
     (a) Insurance. In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person in each case relating to the Third-Party Claim or the Direct Claim, net of any actual costs, expenses or premiums (including any increase in premiums exclusively and demonstrably attributable to insurance claims relating to such Loss) incurred in connection with securing or obtaining such proceeds, shall be deducted. Each Indemnified Party shall use commercially reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Losses to the same extent that such Indemnified Party would if such Loss were not subject to indemnification hereunder.
     (b) Taxes. In calculating the amount of any Loss, there shall be deducted an amount equal to any net Tax benefit actually realized through a reduction in cash Taxes otherwise due (including the utilization of a Tax loss or Tax credit carried forward) as a result of such Loss by the party claiming such Loss, and there shall be added an amount equal to any Tax imposed on the receipt of any indemnity payment with respect thereto.
     (c) Reimbursement. If an Indemnified Party recovers an amount from a third party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article VII, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof, less (ii) the full amount of Loss.
     (d) Qualifiers. For purposes of determining the failure of any representations and warranties (other than representations and warranties in Sections 3.12 and 3.14) to be true and correct, the breach of any covenants or agreements and calculating Losses hereunder, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.
     Section 7.09. Payments. The Indemnifying Party shall pay all amounts payable pursuant to this Article VII (the “Indemnity Amount”) by wire transfer of immediately available funds, within a reasonable period of time following receipt from an Indemnified Party of a bill, together with reasonably detailed backup documentation, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party. In any event, the Indemnifying Party shall pay to the Indemnified Party an amount in cash equal to the Indemnity Amount by wire transfer of immediately available funds no later than ten Business Days following any final determination of the Indemnity Amount and the Indemnifying Party’s liability therefor. A “final determination” shall exist when (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and nonappealable Order or judgment or (c) an arbitration or like panel shall have rendered a final nonappealable determination with respect to disputes the parties have agreed to submit thereto. Notwithstanding anything to the contrary contained herein, if an indemnity payment is to be made to Buyer hereunder for a Loss incurred by the Companies, then the amount to be paid to Buyer for such Loss will be reduced to take into account Seller’s ownership of Holdco.
     Section 7.10. Characterization of Indemnification Payments. All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 7.02 or 7.03 shall be treated as adjustments to the Purchase Consideration or, if applicable, as a direct or indirect member contribution of such amount by Seller to the Companies, for Tax purposes.
     Section 7.11. Mitigation. Each Indemnified Party shall use its commercially reasonable efforts to mitigate any indemnifiable Loss.
     Section 7.12. Remedies. Following the Closing, except (a) with respect to a claim to enforce this Article VII or (b) as may be otherwise contemplated by Sections 2.04, 9.01 or 9.11 or by the Confidentiality Agreement, the rights and remedies of Seller, the Companies and Buyer under this Article VII are exclusive and in lieu of any and all other rights and remedies which Seller, the Companies and Buyer may have under this Agreement or otherwise against each other with respect to the Transactions; provided, however, that for the avoidance of doubt, nothing in this Section 7.12 is intended to limit any rights the parties have under the Ancillary Agreements. No waiver by any Party hereto of any default, misrepresentation or breach of warranty or covenant hereunder, whether or not intentional, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.
ARTICLE VIII
TERMINATION
     Section 8.01. Termination. This Agreement may be terminated at any time prior to the Closing:
     (a) by written agreement of Buyer and Seller;
     (b) by either Buyer or Seller, by giving written notice of such termination to the other parties hereto, if the Closing shall not have occurred on or before April 30, 2010 (the “Termination Date”) so long as the terminating party is not in material breach of its obligations under this Agreement; provided, that in the event that the Closing has not occurred on or prior to the Termination Date solely as a result of a second request for information under the HSR Act, then the Termination Date shall be extended during the pendency of such second request to a date not later than June 30, 2010 and may thereafter be further extended by the mutual consent of the Parties;

     (c) by Buyer or Seller if any state or federal court of competent jurisdiction or other state or federal Government Entity of competent jurisdiction shall have issued an Order or taken any other action permanently enjoining or otherwise prohibiting the consummation of the Transactions and such Order or other action shall have become final and nonappealable;
     (d) by Seller, by giving written notice of such termination to Buyer, if there has been a material breach of the representations, warranties, covenants or agreements of Buyer contained in this Agreement which (i) would result in the failure of the condition set forth in Section 6.03(a) or Section 6.03(b) and (ii) cannot be cured prior to the Termination Date;
     (e) by Seller, if events have occurred which have made it impossible to satisfy a condition precedent to Seller’s obligations to consummate the Transactions contemplated in this Agreement, unless Seller’s breach of this Agreement has prevented the condition from being satisfied;
     (f) by Buyer, by giving written notice of such termination to Seller, in the event of a Seller Change of Control Event;
     (g) by Buyer, by giving written notice of such termination to Seller, if there has been a material breach of the representations, warranties, covenants or agreements of Seller contained in this Agreement which (i) would result in the failure of the condition set forth in Section 6.02(a) or Section 6.02(b) and (ii) cannot be cured prior to the Termination Date; or
     (h) by Buyer, if events have occurred which have made it impossible to satisfy a condition precedent to Buyer’s obligations to consummate the transactions contemplated in this Agreement, unless Buyer’s breach of this Agreement has prevented the condition from being satisfied.
     Section 8.02. Effect of Termination. In the event of the termination of this Agreement in accordance with Section 8.01, this Agreement shall thereafter become void and have no effect, and no Party shall have any liability to any other Party or their respective Affiliates, or their respective directors, officers or employees, except for the obligations of the Parties hereto contained in Sections 5.11, 7.02(b), 7.03(b), this Section 8.02 and Article IX (and any related definitional provisions set forth in Article I), as applicable, and except that nothing in this Section 8.02 shall relieve any Party from liability for any breach of this Agreement that arose prior to such termination, for which liability the provisions of Article VII shall remain in effect in accordance with the provisions and limitations of such Article.
ARTICLE IX
MISCELLANEOUS
     Section 9.01. Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the covenants or agreements (including Buyer’s obligation to effect the Closing) contained in this Agreement are not performed in accordance with their specific terms or are otherwise breached. Notwithstanding Section 9.11, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions without posting bond or proving damages to prevent breaches of any covenants or agreements contained in this Agreement and to enforce specifically any terms and provisions of this Agreement, this being in addition to any other remedy to which such Party is entitled at law or in equity.
     Section 9.02. Notices. All notices and communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended or delivered by registered or certified mail or nationally recognized overnight delivery service (return receipt requested), or if sent by facsimile or e-mail, provided that the facsimile or e-mail is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

If to Buyer:	Total System Services, Inc.
One TSYS Way
Post Office Box 1755
Columbus, Georgia 31902
Attention: G. Sanders Griffith, III
Phone: (706) 649-2310

With a copy to:	King & Spalding LLP
1180 Peachtree Street
Atlanta, Georgia 30309
Attention: John J. Kelley, III
Mark E. Thompson
Phone: (404) 572-4600
Facsimile: (404) 572-5100

If to Seller:	First National Bank of Omaha
First National Bank Tower, Stop 3400
1620 Dodge Street
Omaha, NE 68197
Attention: Michael A. Summers
Phone: (402) 633-3801
Facsimile: (402) 342-4332

and

First National Bank of Omaha
First National Bank Tower, Stop 3290
1620 Dodge Street
Omaha, NE 68197
Attention: Legal Department
Phone: (402) 602-3105
Facsimile: (402) 342-4332

With a copy to:	Mark A. Ellis
Kutak Rock LLP

1650 Farnam Street
Omaha, NE 68102
Phone: (402) 346-6000
Facsimile: (402) 346-1148

To any of the Companies:	Total System Services, Inc.
One TSYS Way
Post Office Box 1755
Columbus, Georgia 31902
Attention: G. Sanders Griffith, III
Phone: (706) 649-2310

With copies to:	King & Spalding LLP
1180 Peachtree Street
Atlanta, Georgia 30309
Attention: John J. Kelley, III
Mark E. Thompson
Phone: (404) 572-4600
Facsimile: (404) 572-5100
First National Bank of Omaha

First National Bank Tower, Stop 3400
1620 Dodge Street
Omaha, NE 68197
Attention: Michael A. Summers
Phone: (402) 633-3801
Facsimile: (402) 342-4332

First National Bank of Omaha
First National Bank Tower, Stop 3290
1620 Dodge Street
Omaha, NE 68197
Attention: Legal Department
Phone: (402) 602-3105
Facsimile: (402) 342-4332

Mark A. Ellis
Kutak Rock LLP
1650 Farnam Street
Omaha, NE 68102
Phone: (402) 346-6000
Facsimile: (402) 346-1148

     Section 9.03. Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller or, in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law except as otherwise specifically provided in Article VII.
     Section 9.04. No Assignment or Benefit to Third Parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. Subject to the provisions of Section 2.09, no Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of each other Party (including, with respect to Seller, through merger, operation of Law or otherwise), except as provided in Section 9.06 and except that Buyer may assign any and all of its rights and delegate any of its obligations under this Agreement or any Ancillary Agreement to any Person that acquires Units from Buyer in accordance with the terms and conditions of the LLC Agreement (but no such assignment or delegation shall relieve Buyer of any of its obligations hereunder). Notwithstanding anything to the contrary contained herein, Buyer may assign its rights under this Agreement to a direct or indirect wholly-owned subsidiary (but no such assignment shall relieve Buyer of any of its obligations hereunder). Nothing in this Agreement, express or implied, is intended to confer upon any Person (including, without limitation, any employee of Seller, the Business, SPC or the Companies) other than Buyer, Seller, the Companies, the Indemnified Parties and their respective successors, legal representatives and permitted assigns any rights or remedies under or by reason of this Agreement.
     Section 9.05. Entire Agreement. This Agreement (including all Schedules and Exhibits hereto), the Ancillary Agreements and the Confidentiality Agreement contain the entire understanding between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters. Except as may be specifically provided herein, there are no preconditions to the effectiveness of this Agreement.
     Section 9.06. Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement, or any of the Ancillary Agreements, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.
     Section 9.07. Public Disclosure. Notwithstanding anything to the contrary contained herein, from and after the date hereof, no press release or similar public announcement or communication shall be made or caused to be made relating to this Agreement or the Transactions unless specifically approved in advance by Seller and Buyer, except as may be required to comply with the requirements of any applicable Law and the rules and regulations of any stock exchange upon which the securities of one of the parties is listed (in which case a copy of such press release, announcement or communication shall be provided to the other parties hereto in advance, to the extent reasonably practicable).

     Section 9.08. Expenses. Except as otherwise expressly provided in this Agreement or any Ancillary Agreement, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be borne by the Party incurring such costs and expenses; provided, however, that Buyer, on the one hand, and Seller, on the other hand, shall each be responsible for 50% of the filing fees payable in connection with any filings required by any Party under the HSR Act or other U.S. Antitrust Laws; provided, further, that Seller shall be responsible for all such costs and expenses incurred by the Companies on or prior to the Closing Date.
     Section 9.09. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any stockholder, director, officer, employee, authorized representative or agent of Buyer.
     Section 9.10. Schedules. The disclosure of any matter in any Schedule to Article III or Article IV, as applicable, shall be deemed to be a disclosure on all other Schedules to Article III or Article IV, respectively, to which such matter may reasonably apply so long as such disclosure is in sufficient detail to enable a reasonable person to identify the other Sections thereof to which such information is responsive.
     Section 9.11. Dispute Resolution. Except for the resolution of matters addressed in Sections 2.04, 7.02 and 9.01 (which shall be resolved in accordance with the respective procedures set forth therein), any Arbitration Disputes shall be resolved as provided in this Section 9.11.
     (a) Negotiation of Disputes.
     (i) Any Party shall give the other Party written notice of any Arbitration Dispute setting forth a statement of such Party’s position and summary of the arguments supporting such position. The Parties shall attempt to resolve such Arbitration Dispute promptly by negotiation between the executive officers of the Parties who have authority to settle the Arbitration Dispute and their respective advisors.
     (ii) Within thirty (30) days after delivery of the notice, the Party receiving the notice shall submit to the other a written response. The notice and response shall include a statement of each Party’s position and a summary of arguments supporting that position. Within thirty (30) days after delivery of the disputing Party’s notice, the executive officers of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they deem reasonably necessary, to attempt to resolve the Arbitration Dispute.
     (b) Arbitration. If any such Arbitration Dispute has not been resolved by the Parties in accordance with Section 9.11(a) within forty-five (45) days of the disputing Party’s request notice, or if the Parties fail to meet within thirty (30) days of such request notice, then each of the Parties agrees that such Arbitration Dispute shall be finally and exclusively settled without appeal by arbitration in New York City, New York, administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules in effect as of the date of the request for arbitration, which rules are deemed to be incorporated into this Section 9.11(b); provided, however, that in the event of any conflict between such rules and the other provisions of this Agreement, such other provisions of this Agreement shall control. The arbitration shall be conducted before a panel of three (3) arbitrators. Each Party shall appoint one (1) arbitrator within thirty (30) days of receiving notice of the request for arbitration in accordance with the Commercial Arbitration Rules of the AAA. The two party-appointed arbitrators shall then attempt to appoint a third arbitrator who shall act as the chairman of the panel (the “Chairman”) within twenty (20) days of the appointment of the second arbitrator. If the Party-appointed arbitrators fail to agree on the Chairman within such period, the Chairman shall be appointed by the AAA upon the written request of either Party. The decision of the arbitrators shall be by majority vote, shall be in writing, shall set forth the facts found by the arbitrators to exist, their decision and the basis for that decision and shall be final and binding upon the parties and not subject to appeal. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction thereof, including any court having jurisdiction over any of the Parties or their assets. Each Party shall bear its own costs and expenses in connection with the arbitration, including reasonable attorneys’ fees, disbursements, arbitration expense, arbitrators’ fees and the administrative fee of the AAA.
     Section 9.12. Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury. This Agreement, and all claims or causes of action that may be based upon, or arise out of or relate to this Agreement or the negotiation, execution or performance hereof or thereof, shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Subject to Section 9.11, each of the parties hereto irrevocably consents to the exclusive jurisdiction of and venue in any court located within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING FROM OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN.
     Section 9.13. Counterparts. This Agreement may be executed by facsimile or other electronic delivery and in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.
     Section 9.14. Headings. The heading references herein and the table of contents hereof are for convenience purposes only and shall not be deemed to limit or affect any of the provisions hereof.
     Section 9.15. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
     Section 9.16. Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of the authorship of any of the provisions of this Agreement.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

FIRST NATIONAL BANK OF OMAHA
By	/s/Michael Summers
Michael A. Summers
Chief Financial Officer

TOTAL SYSTEM SERVICES, INC.
By	/s/Troy Woods
M. Troy Woods
President and Chief Operating Officer

[Signature page to the Investment Agreement]